As filed with the Securities and Exchange Commission on September 22, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KANSAS GAS AND ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Kansas	4911	48-1093840
(State of other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)
	777 West Central Wichita, Kansas 67203 (316) 261-6611
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Larry D. Irick

Secretary

Kansas Gas and Electric Company

777 West Central

Wichita, Kansas 67203

(316) 261-6611

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel G. Kelly, Jr.

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

(650) 752-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
5.647% Secured Facility Exchange Bonds	$320,000,000	100%	$320,000,000	$37,664
(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated September 22, 2005

PROSPECTUS

Kansas Gas and Electric Company

As Lessee

Offer to Exchange

5.647% Secured Facility Bonds, Series 2005, Due 2021

for

5.647% Secured Facility Exchange Bonds, Series 2005, Due 2021

We are offering to exchange up to $320,000,000 of our new 5.647% Secured Facility Exchange Bonds, Series 2005, Due 2021, which we refer to as the “2005 Exchange Bonds”, for up to $320,000,000 of our existing 5.647% Secured Facility Bonds, Series 2005, Due 2021, which we refer to as the “2005 Bonds”. We refer to the 2005 Exchange Bonds and the 2005 Bonds as “the bonds”. The terms of the 2005 Exchange Bonds are identical in all material respects to the terms of the 2005 Bonds, except that the 2005 Exchange Bonds have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the 2005 Bonds do not apply to the 2005 Exchange Bonds.

To exchange your 2005 Bonds for 2005 Exchange Bonds:

•	you are required to make the representations described on page 47 to us;

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, Deutsche Bank Trust Company Americas, by 5:00 p.m., New York time, on , 2005; and

•	you should read the section called “The Exchange Offer” for further information on how to exchange your 2005 Bonds for 2005 Exchange Bonds.

See “Risk Factors” beginning on page 9 for a description of risk factors that you should consider before tendering your 2005 Bonds in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the bonds to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. This information is available to you free of charge upon written or oral request to Kansas Gas and Electric Company, 818 South Kansas Avenue, Topeka, Kansas 66612. The telephone number is (785) 575-6300. To obtain timely delivery you must request this information no later than                     , 2005, which is five business days before the date you must make your investment decision.

i

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the SEC will automatically update and supersede the information in this prospectus.

We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed prior to the termination of this offering.

•	Our Annual Report on Form 10-K for the year ended December 31, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005; and

•	Our Current Reports on Form 8-K filed January 12, 2005, January 20, 2005 and July 1, 2005.

You may request a copy of any of these filings, at no cost, by writing or telephoning Kansas Gas and Electric Company at the following address:

Kansas Gas and Electric Company

818 South Kansas Avenue

Topeka, Kansas 66612

(785) 575-6300

Attention: Investor Relations

FORWARD LOOKING STATEMENTS

Certain matters discussed in this prospectus are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning:

•	capital expenditures,

•	earnings,

•	liquidity and capital resources,

•	litigation,

•	accounting matters,

•	possible corporate restructurings, acquisitions and dispositions,

•	compliance with debt and other restrictive covenants,

•	interest rates,

•	environmental matters,

•	nuclear operations, and

•	the overall economy of our service area.

What happens in each case could vary materially from what we expect because of such things as:

•	electric utility deregulation or re-regulation,

•	regulated and competitive markets,

•	ongoing municipal, state and federal activities,

•	economic and capital market conditions,

•	changes in accounting requirements and other accounting matters,

•	changing weather,

•	the outcome of the pending rate review filed with the Kansas Corporation Commission on May 2, 2005, and the Federal Energy Regulatory Commission transmission rate review also filed on May 2, 2005,

•	rates, cost recoveries and other regulatory matters,

•	the impact of changes and downturns in the energy industry and the market for trading wholesale electricity,

•	the outcome of the notice of violation received by Westar Energy, Inc. on January 22, 2004 from the Environmental Protection Agency, or the EPA, and other environmental matters,

•	political, legislative, judicial and regulatory developments,

•	the impact of changes in interest rates,

•	changes in, and the discount rate assumptions used for, Wolf Creek Nuclear Operating Corporation’s pension and other post-retirement benefit liability calculations, as well as actual and assumed investment returns on pension plan assets,

•	the impact of changing interest rates and other assumptions regarding our Wolf Creek Generating Station decommissioning trust,

•	regulatory requirements for utility service reliability,

•	homeland security considerations,

•	coal, natural gas, oil and wholesale electricity prices,

•	availability and timely provision of rail transportation for our coal supply and

•	other circumstances affecting anticipated operations, sales and costs.

These lists are not all-inclusive because it is not possible to predict all factors. All forward-looking statements are qualified by the risks described in the documents incorporated by reference into this prospectus. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the risk factors and the documents incorporated by reference. In this prospectus, “our,” “we,” “us” or similar terms refer to Kansas Gas and Electric Company as the company itself and as the lessee in the transaction described below.

KANSAS GAS AND ELECTRIC COMPANY

Kansas Gas and Electric Company, or KG&E, is a rate-regulated electric utility incorporated in 1990 in the State of Kansas. We are a wholly-owned subsidiary of Westar Energy, Inc., which we refer to as Westar Energy, a Kansas corporation, the common stock of which is listed on the New York Stock Exchange. We provide rate-regulated electric service, together with the electric utility operations of Westar Energy, using the name Westar Energy. We provide electric generation, transmission and distribution services to approximately 303,000 customers in south-central and southeastern Kansas, including the city of Wichita. We own a 47% interest in the Wolf Creek Generating Station, or Wolf Creek, a nuclear power plant located near Burlington, Kansas.

Our principal executive offices are located at 777 West Central, Wichita, Kansas 67203. Our telephone number is (316) 261-6611.

INTRODUCTION

The La Cygne station is an electric generating station, located in Linn County, Kansas, consisting of two coal-fired, electric generating units, or Unit 1 and Unit 2. We refer to Unit 2 and certain facilities common to Unit 1 and Unit 2, collectively, as the Facility. The Facility is connected to our transmission system and is operated by Kansas City Power & Light Company, or KCP&L, pursuant to an Operating Agreement, dated May 11, 1973, as amended, which we refer to as the operating agreement. Our share of the electricity generated at the Facility is used to supply our wholesale and retail customers.

Until 1987, the Facility was jointly owned (50% each) by us and KCP&L. In 1987, we entered into a sale and leaseback transaction, in which we sold to the Owner Trustee (as defined below), and leased back from the Owner Trustee, our 50% undivided interest in Unit 2 and our 25% undivided interest in certain facilities common to Unit 1 and Unit 2, which we refer to collectively as the Facility Interest. Unit 2, which has a nominal rating of 674 MW, was placed in service on May 16, 1977. Since that time, it has averaged an 85% annual availability. It uses low sulfur coal and is a base-load unit. Based on an appraisal dated June 17, 2005 prepared by Marshall & Stevens Incorporated, or M&S, an independent appraiser, in connection with this offering, the fair market value of the Facility Interest is $428,840,000.

As a result of the sale and leaseback transaction, the Facility Interest is held in trust by U.S. Bank National Association (as successor in interest to The Connecticut National Bank), not in its individual capacity but solely as Owner Trustee, or the Owner Trustee, for the benefit of Comcast MO Financial Services, Inc. (formerly named U S WEST Financial Services, Inc.), or the Owner Participant, under a Trust Agreement dated as of September 1, 1987, as amended, which we refer to as the trust agreement.

The Owner Trustee purchased the Facility Interest from us with funds provided by the Owner Participant, together with proceeds of the Secured Facility Bonds, Series 1987A, or the 1987 Bonds. Pursuant to a Lease Agreement dated as of September 1, 1987, as amended, which we refer to as the lease, the Owner Trustee as lessor, or the Lessor, leases the Facility Interest to us, as lessee, on a net lease basis. We and the Lessor are also parties to a ground lease, as amended, which we refer to as the ground lease, and a sublease, as amended, which we refer to as the sublease, by which we lease to the Lessor, and the Lessor sublets to us, our interest in the land upon which the Facility is located. We have also assigned to the Lessor, and the Lessor has reassigned to us during the lease term, our rights with respect to the Facility Interest under the operating agreement.

The 1987 Bonds were issued pursuant to a Trust Indenture, Security Agreement and Mortgage dated as of September 1, 1987, which we refer to as the original indenture and, as amended, as the indenture, among us, the Owner Trustee and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as indenture trustee, or the Indenture Trustee. The Indenture Trustee, for the benefit of the holders of all bonds issued under the indenture, obtained a lien on and a security interest in the Facility Interest and the Owner Trustee’s rights as Lessor to receive rentals and certain other amounts payable by us pursuant to the lease. The proceeds of the 1987 Bonds provided 87% of the purchase price of the Facility Interest, which was $392,100,000. The balance of the purchase price was provided to the Lessor by the Owner Participant. The Owner Participant was entitled to receive basic rent and other payments due under the lease in excess of debt service on the 1987 Bonds.

On September 29, 1992, at our direction, the Owner Trustee issued $341,127,000 principal amount of Secured Facility Bonds, Refunding Series 1992, or the 1992 Bonds, under the indenture. The Owner Trustee then redeemed the 1987 Bonds with the proceeds from the issuance of the 1992 Bonds and used the remaining proceeds to defray certain commissions, fees and expenses relating to such refinancing.

On June 30, 2005, at our direction, the Owner Trustee issued $320,000,000 principal amount of the 2005 Bonds and used a portion of the proceeds to redeem the $238,354,000 principal amount outstanding of the 1992 Bonds. The Owner Trustee then distributed approximately $68,375,180 of the remaining proceeds to the Owner Participant and the balance of the proceeds was used to defray certain commissions, fees and expenses relating to the issuance of the 2005 Bonds. See “Use of Proceeds”.

We treat the lease as an operating lease in conformity with generally accepted accounting principles. Accordingly, the assets and liabilities pertaining to the lease are not reflected on our balance sheet. If in the future we are required to account for the lease as a capital lease, we would need to reflect the assets and liabilities pertaining to the lease on our balance sheet.

The basic documents underlying the sale and leaseback transaction, including any amendments or supplements to such documents that took effect in connection with the offering of the 2005 Bonds, are referred to in this prospectus as the operative documents. In addition to the trust agreement, the lease, the ground lease, the sublease and the indenture, the operative documents consist of the participation agreement (which sets forth the obligations of the parties to the transaction), the deed and bill of sale of the Facility, the bonds, the tax indemnity agreement (whereby we indemnify the Owner Participant with respect to certain tax liabilities), and amendment no. 1 to the operating agreement and the facilities agreement (whereby we have agreed to provide certain facilities and services for the operation of the Facility after the termination of the lease).

SECURITY AND SOURCE OF PAYMENT FOR THE BONDS

The bonds, which are without recourse to the general credit of the Lessor or the Owner Participant and are not a direct obligation of, or guaranteed by, us or our parent, Westar Energy, will be payable from basic rent and certain other payments payable under the lease. The bonds are secured by, among other things, a lien on and security interest in the Facility Interest, and, subject to certain exceptions, the rights of the Lessor under the lease, including the right to receive all basic rent and certain other payments under the lease. We are required by the terms of the lease to make payments in such amounts and at such times so that basic rent and certain other payments, including payments of Casualty Value and other supplemental rent made by us are sufficient to provide for the payment, when due, of the principal of, premium, if any, and interest and additional interest, if any, on, the bonds. The lease is a net lease under which we are unconditionally obligated to make all payments without any right of counterclaim, setoff, deduction or defense. See “Description of the Indenture—Source of Payment and Security for the Bonds” and “Description of the Lease—Terms and Rentals” and “—Net Lease/Maintenance”.

In certain instances, upon our purchase of the Facility or other termination of the lease, we may elect to assume the bonds. If we were to do so, the bonds will continue to be secured by the Facility and will become our unconditional obligations. See “Description of the Lease—Purchase Options and Termination Options” and “—Events of Loss”.

Under certain conditions, additional bonds may be issued under the indenture:

(i) in an aggregate principal amount equal to the principal of any series of bonds outstanding to be redeemed out of the proceeds of the issuance of such additional bonds (or, if all of the then-outstanding bonds or any one or more series of such bonds are being redeemed or surrendered by the Owner Trustee to the Indenture Trustee for cancellation, an amount equal to the original aggregate principal amount of such bonds or such series, as the case may be, to be so redeemed or surrendered for cancellation) or such greater amount as we and the Owner Participant may agree in our sole discretion plus commissions, fees and expenses paid or incurred in connection with any such issuance, or

(ii) to provide funds for all or a portion of certain alterations, modifications, additions or improvements to the Facility, subject to certain limitations. See “Description of the Indenture—Additional Bonds”.

Ratings of the Bonds

The 2005 Bonds and the 2005 Exchange Bonds have been rated BBB- by Fitch Ratings, Baa3 by Moody’s Investors Service, Inc. and BB- by Standard & Poor’s Ratings Services. A rating is not a recommendation to purchase, hold or sell bonds, because a rating does not address market price or suitability for a particular investor. There can be no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future, including our downgrading, so warrant.

The Exchange Offer

Securities Offered	Up to $320,000,000 in principal amount of our new 5.647% Secured Facility Exchange Bonds, Series 2005, Due 2021, maturing on March 29, 2021.

The Exchange Offer

We are offering to issue the 2005 Exchange Bonds in exchange for a like principal amount of outstanding 2005 Bonds that we issued on June 30, 2005. We are offering to issue the 2005 Exchange Bonds to satisfy our obligations contained in the registration rights agreement we entered into when we sold the 2005 Bonds in transactions pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The 2005 Bonds were subject to transfer restrictions that will not apply to the 2005 Exchange Bonds so long as:

•	you are acquiring the 2005 Exchange Bonds in the ordinary course of your business,

•	you are not participating in a distribution of the 2005 Exchange Bonds and

•	you are not an affiliate of ours.

Interest Payment Dates	March 29 and September 29, commencing March 29, 2006.

Record Dates	March 14 for a March 29 interest payment date, and September 14 for a September 29 interest payment date.

Sinking Fund	The bonds will be subject to a sinking fund commencing September 29, 2007. See “Description of the Bonds—Sinking Fund Redemption”.

Optional Redemption

At any time from the closing date to, but not including, September 29, 2015, the bonds outstanding will be subject to optional redemption in whole or in part at a “make whole” redemption price, plus accrued and unpaid interest, if any, and additional interest, if any, to the redemption date.

At any time on and after September 29, 2015, the bonds outstanding will be subject to optional redemption in whole in or part at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, and additional interest, if any, to the redemption date.

A notice of redemption may provide that the optional redemption described in that notice is conditioned upon the occurrence of certain events before the redemption date. This notice of conditional redemption will be of no effect unless all the conditions to the redemption have occurred before the redemption date or have been waived by us. See “Description of the Bonds—Optional Redemption”.

Mandatory Redemption

In certain instances, the bonds will be subject to mandatory redemption at 100% of their principal amount, together, in any such case, with accrued and unpaid interest, if any, and additional interest, if any, to the redemption date. See “Description of the Bonds—Mandatory Redemption”.

Special Mandatory Redemption	In the case of special mandatory redemptions, all of the bonds outstanding will be redeemed in the manner described under “Description of the Bonds—Special Mandatory Redemption”.

Additional Bonds

Subject to certain conditions, additional bonds may be issued by the Owner Trustee under and secured by the indenture for the purpose of, among other things, redeeming any previously issued bonds and paying commissions, fees and expenses relating to such redemption. See “Description of the Indenture—Additional Bonds”.

Use of Proceeds	We will not receive any proceeds from the issuance of the 2005 Exchange Bonds. A portion of the proceeds from the issuance of the 2005 Bonds was used to redeem:

•	$86,275,000 principal amount of our 7.625% Secured Facility Bonds, Refunding Series 1992 Due 2007, at the optional redemption price of 101.09% of their principal amount, and

•	$152,079,000 principal amount of our 8.290% Secured Facility Bonds, Refunding Series 1992 Due 2016, at the optional redemption price of 103.32% of their principal amount,

together, in both cases, with accrued and unpaid interest, if any, to, but excluding, the redemption date. The Owner Trustee distributed approximately $68,375,180 of the remaining proceeds to the Owner Participant and the balance of the proceeds was used to defray certain commissions, fees and expenses relating to the issuance of the 2005 Bonds. See “Use of Proceeds.”

Security and Source of Payments

The bonds will be secured by a lien on and security interest in a 50% undivided interest in Unit 2 and a 25% undivided interest in certain facilities common to both Unit 1 and Unit 2 and certain rights in the lease relating to these facilities, including basic rent and certain other amounts payable by us under the lease. We are unconditionally obligated to pay basic rent and certain other amounts under the lease that are at least sufficient to pay in full, when due, the principal of, premium, if any, and interest and additional interest, if any, on, the bonds. The lease is a “net lease” with all such payments being required to be made without counterclaim, setoff, deduction or defense. However, the bonds will not be direct obligations of, or guaranteed by, us or our parent, Westar Energy. See “Description of the Lease”. For a discussion of the possible rejection of the lease by a trustee in the event of our bankruptcy, see “Risk Factors—Risks Relating to the 2005 Exchange Bonds—Certain bankruptcy law considerations could limit claims against us or the Lessor”.

The holders of the bonds will have no recourse to the general credit of the Lessor or the Owner Participant. See “Security and Source of Payment for the Bonds”.

Description of La Cygne Unit 2

La Cygne Unit 2 is a nominal 674 megawatt (“MW”) rated, low sulfur coal-fired, base-load electric generating plant located in Linn County, Kansas. La Cygne Unit 2 was placed in commercial operation on May 16, 1977. It has averaged an 85% annual availability since that time.

Indenture Trustee	The Indenture Trustee for the bonds is Deutsche Bank Trust Company Americas. See “Description of the Indenture—The Indenture Trustee”.

Book-entry; Delivery and Form

The 2005 Exchange Bonds will be issuable in denominations of $1,000 or any integral multiple thereof in excess of that amount. The 2005 Exchange Bonds will be represented by one or more global bonds in registered form, without interest coupons, and will be deposited with the Indenture Trustee as custodian for, and registered in the name of, The Depository Trust Company, or DTC, or its nominee, Cede & Co., in each case for credit to accounts of direct and indirect participants of DTC.

Tenders, Expiration Date, Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on                 , 2005, unless it is extended. To tender your 2005 Bonds, you must follow the detailed procedures described under the heading “The Exchange Offer—Procedures for Tendering 2005 Bonds” including special procedures for certain beneficial owners and broker-dealers. If you decide to exchange your 2005 Bonds for 2005 Exchange Bonds, you must acknowledge that you do not intend to engage in and have no arrangement with any person to participate in a distribution of the 2005 Exchange Bonds. If you decide to tender your 2005 Bonds pursuant to the exchange offer, you may withdraw them at any time prior to 5:00 p.m., New York City time, on the expiration date.

United States Federal Income Tax Considerations

Your exchange of 2005 Bonds for 2005 Exchange Bonds pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Considerations.”

Exchange Agent	Deutsche Bank Trust Company Americas is the exchange agent for the exchange offer.

Failure to Exchange Your 2005 Bonds

If you fail to exchange your 2005 Bonds for 2005 Exchange Bonds in the exchange offer, your 2005 Bonds will continue to be subject to transfer restrictions and you will not have any further rights under the registration rights agreement, including any right to require us to register your 2005 Bonds or to pay you any additional interest.

Trading Market

To the extent that 2005 Bonds are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, 2005 Bonds could be adversely affected. There may be no trading market for the 2005 Bonds.

We cannot assure you that an active public market for the 2005 Exchange Bonds will develop or as to the liquidity of any market that may develop for the 2005 Exchange Bonds, the ability of holders to sell the 2005 Exchange Bonds, or the price at which holders would be able to sell the 2005 Exchange Bonds. See “Risk Factors—There is no existing market for the 2005 Exchange Bonds, and we cannot guarantee that an active trading market will develop or continue” and “The Exchange Offer—Resale of the 2005 Exchange Bonds.”

Risk Factors

Your investment in the bonds involves risks, including risks related to the uncertainties associated with the competitive markets in which we operate, environmental liabilities and risks related to the structure of the sale and leaseback transaction. See “Risk Factors”.

RISK FACTORS

You should carefully consider the risks described below, and in the documents incorporated by reference into this prospectus, before investing in the 2005 Exchange Bonds. The risks and uncertainties described below are not the only ones we face. Like other companies in our industry, our consolidated financial results will be impacted by weather, the economy of our service territory and the performance of our customers. Our creditworthiness will be affected by national and international macroeconomic trends, general market conditions and the expectations of the investment community, all of which are largely beyond our control. In addition, the following statements highlight risk factors that may affect our consolidated financial condition and results of operations. These are not intended to be an exhaustive discussion of all such risks, and the statements below must be read together with factors discussed elsewhere in this prospectus and in the documents incorporated by reference into this prospectus.

Risks Relating to Us

Our revenues depend upon rates determined by the Kansas Corporation Commission.

The Kansas Corporation Commission, or KCC, regulates many aspects of our business and operations, including the retail rates that we may charge customers for electric service. Our retail rates are set by the KCC using a cost-of-service approach that takes into account our historical operating expenses, our fixed obligations and recovery of our capital investments, including potentially stranded obligations. Using this approach, the KCC sets rates at a level calculated to recover such costs, adjusted to reflect known and measurable changes, and a permitted return on investment. Other parties to a rate review or the KCC staff may contend that our current or proposed rates are excessive. In July 2003, the KCC approved a stipulation and agreement that required us to file for a review of our rates by May 2, 2005. Accordingly, on May 2, 2005, we filed a request for an increase in rates of $36.3 million. We anticipate that any changes in our rates as a result of the rate review will become effective in January 2006. We expect that the rates permitted by the KCC in the rate review will be a decisive factor in determining our revenues for the succeeding periods and may have a material impact on our consolidated earnings, cash flows and financial position. We are unable to predict the outcome of the rate review.

Our costs may not be fully recovered in retail rates.

Once established by the KCC, our rates generally remain fixed until changed in a subsequent rate review, except to the extent the KCC permits us to modify our tariffs using interim adjustment clauses. We may elect to file a rate review to request a change in our rates or intervening parties may request that the KCC review our rates for possible adjustment, subject to any limitations that may have been ordered by the KCC. Earnings could be reduced to the extent that our operating costs increase more than our revenues during the period between rate reviews, which may occur because of maintenance and repair of plants, fuel and purchased power expenses, employee or labor costs, inflation or other factors.

Equipment failures and other external factors can adversely affect our results.

The generation and transmission of electricity requires the use of expensive and complicated equipment. While we have a maintenance program in place, generating plants are subject to unplanned outages because of equipment failure. In these events, we must either produce replacement power from more expensive units or purchase power from others at unpredictable and potentially higher cost in order to supply our customers and perform our contractual agreements. This can increase our costs materially and prevent us from selling excess power at wholesale. The frequency of coal deliveries from the Powder River Basin region of Wyoming, which is the primary source for our coal, has lengthened due primarily to operational problems caused by deteriorated rail track beds of approximately 100 miles in length in Wyoming. If rail delivery cycle times do not improve, we may be required to conserve coal and take other compensating measures, including foregoing market-based wholesale sales and, potentially, serving our customers with more expensive purchased power or by running our gas and oil generating units to a greater extent, that could have a material adverse effect on our financial condition and results of operations. In addition, decisions or mistakes by other utilities may adversely affect our ability to use transmission lines to deliver or import power, thus subjecting us to unexpected expenses or to the cost and uncertainty of public policy initiatives. These factors, as well as weather, interest rates, economic conditions, fuel availability, deliverability and prices, price volatility of fuel and other commodities and transportation availability and costs, are largely beyond our control, but may have a material adverse effect on our consolidated earnings, cash flows and financial position. We engage in energy marketing transactions to reduce risk from market fluctuations, enhance system reliability and increase profits. The events mentioned above could reduce our ability to participate in energy marketing opportunities, which could reduce our profits.

We may have a material financial exposure under the Clean Air Act and other environmental regulations.

On January 22, 2004, the EPA notified our parent, Westar Energy, that certain projects completed at Jeffrey Energy Center violated pre-construction permitting requirements under the Clean Air Act. This notification was delivered as part of an investigation by the EPA regarding maintenance activities that have been conducted since 1980 at Jeffrey Energy Center. The EPA has informed Westar Energy that it has referred this matter to the United States Department of Justice for it to consider whether to pursue an enforcement action in federal district court. The remedy for a violation could include fines and penalties and an order to install new emission control systems, both at Jeffrey Energy Center and at certain of Westar Energy’s other coal-fired power plants, the associated cost of which could be material. We anticipate that a portion of any of these potential costs to Westar Energy would be allocated to us.

Our activities are subject to environmental regulation by federal, state, and local governmental authorities. These regulations generally involve the use of water, discharges of effluents into the water, emissions into the air, the handling, storage and use of hazardous substances and waste handling, remediation and disposal, among others. Congress or the State of Kansas may enact legislation and the EPA or the State of Kansas may propose new regulations or change existing regulations that could require us to reduce certain emissions at our plants. Such action could require us to install costly equipment, increase our operating expense and reduce production from our plants.

The degree to which we will need to reduce emissions and the timing of when such emissions control equipment may be required is uncertain. Both the timing and the nature of required investments depend on specific outcomes that result from interpretation of regulations, new regulations, legislation, and the resolution of EPA investigation described above. Although we expect to recover such costs through our rates, we can provide no assurance that we would be able to fully and timely recover all or any increased costs relating to environmental compliance. Failure to recover these associated costs could have a material adverse effect on our consolidated financial condition or results of operations.

Competitive pressures from electric industry deregulation could adversely affect our revenues and reported earnings.

We currently apply the accounting principles of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (SFAS No. 71), to our regulated business. At June 30, 2005 and December 31, 2004 we had recorded $351.7 million and $306.7 million, respectively, of regulatory assets, net of regulatory liabilities. In the event that we determined that we could no longer apply the principles of SFAS No. 71, either as a result of the establishment of retail competition in our service territory or an expectation that permitted rates would not allow us to recover these costs, we would be required to record a charge against income in the amount of the remaining unamortized net regulatory assets.

We face financial risks from our nuclear facility.

Risks of substantial liability arise from the ownership and operation of nuclear facilities, including, among others, potential structural problems at a nuclear facility, the storage, handling and disposal of radioactive materials, limitations on the amounts and types of insurance coverage commercially available, uncertainties with respect to the cost and technological aspects of nuclear decommissioning at the end of their useful lives and costs or measures associated with public safety. In the event of an extended or unscheduled outage at Wolf Creek, we would be required to generate power from more expensive units or purchase power in the open market to replace the power normally produced at Wolf Creek and we would have less power available for sale by us in the wholesale markets. Such purchases would subject us to the risk of increased energy prices and, depending on the length and cost of the outage and the level of market prices, could adversely affect our cash flow. If we were not permitted by the KCC to recover these costs, such events could have an adverse impact on our consolidated financial condition.

Risks Relating to the Bonds

The 2005 Bonds are not, and the 2005 Exchange Bonds will not be, direct obligations of, or guaranteed by, us or our parent company.

Under the terms of the lease, we are unconditionally obligated to pay basic rent and certain other amounts that are at least sufficient to pay in full, when due, the principal of, premium, if any, and interest and additional interest, if any, on, the bonds. In addition, the lease is a “net lease” with all such payments being required to be made without counterclaim, setoff, deduction or defense. However, the 2005 Bonds are not, and the 2005 Exchange Bonds will not be, direct obligations of, nor are they guaranteed by, us or our parent company, Westar Energy. See “Description of the Lease”. As a result, the holders of the bonds will have no recourse to us or Westar Energy for any amounts payable on the bonds.

Certain bankruptcy law considerations could limit claims against us or the Lessor.

With respect to the lease and the bonds

If we were to become a debtor in a case under Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq., which we refer to as the “Bankruptcy Code”, the right to exercise virtually all remedies against us, as the debtor, would be stayed, including the right to terminate the lease. The bankruptcy court could hold that the lease is a true lease rather than a financing arrangement. If the bankruptcy court were to hold that the lease is a true lease, it could also hold that the lease is a lease of real property rather than of personal property. If the bankruptcy court were to hold that the lease is a lease of real property, (1) we would have the right to assume or reject the lease under Bankruptcy Code Section 365, and (2) if the lease were rejected, Bankruptcy Code Section 502(b)(6) could limit the claims against us for damages resulting from such rejection or other termination of the lease, whether occurring before or after the commencement of the bankruptcy case, to an amount not exceeding the greater of (a) one year of rent under the lease or (b) 15%, not to exceed three years, of the remaining rent due under the lease. After any rejection of the lease, the Lessor could be entitled to recover the limited damages as described above, and to take possession of the Facility Interest. The sum of (1) the proceeds from any sale or other disposition of the Facility Interest, plus (2) the distributions received on the Lessor’s damage claims, as limited by Section 502(b)(6), may be insufficient to cover all amounts due on the bonds. Furthermore, in a bankruptcy case, in the event the lease were deemed to be a true lease, we could elect to cure defaults under the lease and to assume or assign the lease. If we were to assign the lease, the ultimate source of payments under the lease would be an entity other than us. While the assignee would have to demonstrate its ability to perform under the lease to the bankruptcy court, there can be no assurances that the assignee would satisfy the obligations under the lease following any such assumption.

The bankruptcy court could also hold that the lease is a financing arrangement rather than a true lease. In that event, Section 502(b)(6) would not limit the Lessor’s claims against us, as the debtor. However, if the lease is treated as a financing arrangement rather than as a true lease, we would not be required to assume or reject the lease, and the bankruptcy court could allow us to maintain the Facility Interest by assuming the ground lease alone without paying the amounts due under the lease that are dedicated to paying the principal of, premium, if any, and interest and additional interest, if any, on, the bonds. In these circumstances, the bonds could be treated as obligations which are secured with a lien on the Facility Interest and depending on the valuation of that lien could be determined to be undersecured. Alternatively, in the exercise of its equitable powers, a bankruptcy court could determine that regardless of the lien on the Facility Interest, the bonds should be treated as unsecured obligations.

Because the resolution of these issues would depend on the bankruptcy court’s analysis of the particular facts and circumstances associated with the contemplated transaction, we cannot predict with any degree of certainty whether a bankruptcy court would hold that the lease is a true lease or a financing arrangement, or whether we would be permitted to maintain use and occupancy of the Facility Interest by assuming the ground lease alone without paying the amounts due under the lease that are dedicated to paying the principal of, premium, if any, and interest and additional interest, if any, on, the bonds. Regardless of how a bankruptcy court resolves these issues, a bankruptcy of KG&E could result in (i) an interruption of payments under the bonds and (ii) a recovery insufficient to pay amounts due under the bonds.

Bankruptcy of the Lessor

If the Lessor were to become a debtor in a case under the Bankruptcy Code, the right to exercise virtually all remedies against the Lessor would be stayed. The bankruptcy court could permit the Lessor to use or dispose of payments made to it under the lease for purposes other than making payments on the bonds and could reduce the amount of, and modify the time for making, payments due under the bonds, subject to procedural and substantive safeguards for the benefit of the holders of the bonds. In such an event, payments on the bonds could be reduced or delayed. If the court were to hold that the lease is a true lease of real property rather than a financing arrangement, the Lessor would have the right to reject the lease under Bankruptcy Code Section 365. Such a rejection could terminate our obligation to make any further payments to the Lessor in respect of the Facility Interest, unless, if the lease was determined to be a lease of real property, we elected to remain in possession and to make payments in accordance with Bankruptcy Code Section 365(h). In addition, the amount of recovery on any claims against the Lessor and the amount of time that would pass between the commencement of the Lessor’s bankruptcy case and the receipt of such recovery cannot be predicted with any degree of certainty.

If the Indenture Trustee exercises its right to foreclose on the Facility Interest, it or a new purchaser of the Facility, might not be able to obtain, or could be delayed in obtaining, authority (including requisite agreement approvals) to hold the Facility Interest.

If we default under the lease and the Indenture Trustee exercises its right to foreclose on the Facility Interest, the Indenture Trustee must rely on the covenants in the participation agreement in order to hold the Facility Interest. In the event the Indenture Trustee forecloses on the Facility Interest and terminates the lease, there can be no assurance that the Indenture Trustee or a new purchaser of the Facility would be able to obtain requisite government approvals or that such approvals would be transferable to the Indenture Trustee or any new purchaser of the Facility.

Upon foreclosure on the Facility Interest, the actual value of the Facility Interest may be less than its appraised value.

The appraisal of the Facility Interest was performed by M&S, an independent appraiser in accordance with professional standards. The appraisal is not, however, intended to be a representation as to the future market value of the Facility Interest. In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. In an appraisal of the same property, one appraiser may reach a different conclusion than another appraiser would reach. The basis of this appraisal is Fair Market Value In Continued Use. Fair Market Value In Continued Use as defined by the American Society of Appraisers is the estimated amount expressed in terms of money, at which property would be expected to be exchanged, in an arm’s-length transaction, between an informed and willing buyer and an informed and willing seller, neither being under compulsion to act, each having reasonable knowledge of all relevant facts, with equity to both, as of a specific point in time including installation and assuming that the business earnings support the value reported with the intent being for the property to continue to be used in its current use. This amount includes all normal direct and indirect costs, such as installation and other assemblage costs to make the property fully operational. None of us, the Lessor or the Indenture Trustee makes any warranty or representation that the Facility Interest could be sold at its appraised value, as determined by M&S. The value of the Facility Interest upon the exercise of remedies which results in foreclosure on the Facility Interest will depend on market and economic conditions, the availability of buyers, the condition of the Facility and other similar factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise would equal the appraised value of the Facility Interest, as determined by M&S, or that such proceeds would be sufficient to satisfy in full payments due on the bonds.

There is no existing market for the 2005 Exchange Bonds, and we cannot guarantee that an active trading market will develop or continue.

There is no existing market for the 2005 Exchange Bonds. We do not intend to apply for listing of the 2005 Exchange Bonds on any securities exchange or for quotation on the Nasdaq National Market System. There can be no assurance as to the liquidity of any market that may develop for the 2005 Exchange Bonds, the ability of the holders to sell their 2005 Exchange Bonds or the price at which the holders will be able to sell their 2005 Exchange Bonds, as the case may be. Future trading prices of the 2005 Exchange Bonds will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities. If a market for the 2005 Exchange Bonds does not develop, holders of the 2005 Exchange Bonds may be unable to resell the 2005 Exchange Bonds for an extended period of time, if at all. Consequently, a holder of 2005 Exchange Bonds may not be able to liquidate its investment readily, and the 2005 Exchange Bonds may be not readily accepted as collateral for loans.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the 2005 Exchange Bonds and have agreed to pay the expenses of the exchange offer. In consideration for issuing the 2005 Exchange Bonds as contemplated in the registration statement of which this prospectus is a part, we and the Owner Trustee will receive, in exchange, 2005 Bonds in like principal amount. The form and terms of the 2005 Exchange Bonds are identical in all material respects to the form and terms of the 2005 Bonds, except as otherwise described in this prospectus under “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering 2005 Bonds.” The 2005 Bonds surrendered in exchange for the 2005 Exchange Bonds will be retired and canceled.

A portion of the proceeds from the issuance of the 2005 Bonds was used to redeem:

•	$86,275,000 principal amount of our 7.625% Secured Facility Bonds, Refunding Series 1992 Due 2007, at the optional redemption price of 101.09% of their principal amount, and

•	$152,079,000 principal amount of our 8.290% Secured Facility Bonds, Refunding Series 1992 Due 2016, at the optional redemption price of 103.32% of their principal amount,

together, in both cases, with accrued and unpaid interest, if any, to, but excluding, the redemption date. The Owner Trustee distributed approximately $68,375,180 of the remaining proceeds to the Owner Participant and the balance of the proceeds was used to defray certain commissions, fees and expenses relating to the issuance of the 2005 Bonds.

CAPITALIZATION

The following table sets forth our consolidated capitalization and certain other information as of June 30, 2005. This table should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus.

June 30, 2005 (unaudited)
(in thousands)
Long-Term Debt, Net	387,423
Current Maturities of Long-term Debt	165,000
Total Shareholders’ Equity	1,100,287

Total Capitalization	$1,652,710

SELECTED FINANCIAL DATA

The selected financial data as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 have been derived from our consolidated financial statements and related notes thereto incorporated by reference in this prospectus, which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The selected financial data as of December 31, 2000, 2001 and 2002 and for the years ended December 31, 2000 and 2001 have been derived from our audited consolidated financial statements and related notes thereto, which are not included in this prospectus, which have been audited by Deloitte & Touche LLP, as well. The selected financial data as of June 30, 2005 and for each of the six-month periods ended June 30, 2004 and June 30, 2005 have been derived from our unaudited consolidated financial statements and related notes thereto incorporated by reference in this prospectus. These unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, the unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
Income Statement Data:
Sales	$685,673	$631,391	$695,524	$709,654	$714,939	$342,426	$346,779
Income from operations before accounting change	86,708	37,301	59,539	66,627	81,228	29,869	28,482

	As of December 31,					As of June 30,
	2000	2001	2002	2003	2004	2004	2005
Balance Sheet Data:
Total assets	$2,988,573	$2,933,044	$3,006,381	$2,981,673	$2,991,190	$3,014,742	$3,040,806
Long-term debt	684,366	684,360	684,486	549,604	552,419	552,414	552,423

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the periods indicated are as follows:

Six Months Ended June 30, 2005	Years Ended December 31,
	2000	2001	2002	2003	2004
1.68	2.08	1.31	1.65	1.76	2.20

Earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the portion of rental expense that represents an interest factor. Earnings from continuing operations consist of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees.

DESCRIPTION OF THE BONDS

We have summarized below material provisions of the bonds and the indenture. This summary does not describe all of the exceptions and qualifications contained in the bonds or the indenture. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Copies of the indenture may be obtained from us or from the Indenture Trustee upon request.

The terms of the 2005 Exchange Bonds are identical in all material respects to the terms of the 2005 Bonds, except that the transfer restrictions and registration rights relating to the 2005 Exchange Bonds do not apply to the 2005 Exchange Bonds. The term “bonds” refers collectively to the 2005 Bonds and the 2005 Exchange Bonds.

General

The 2005 Bonds are, and the 2005 Exchange Bonds will be, governed by the Trust Indenture, Security Agreement and Mortgage dated as of September 1, 1987, which we refer to as the original indenture, as supplemented by a First Supplemental Indenture dated as of September 29, 1992, which we refer to as the first supplemental indenture, and a Second Supplemental Indenture dated as of June 30, 2005, which we refer to as the second supplemental indenture, among us, the Owner Trustee and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as the Indenture Trustee. We refer to the original indenture as supplemented by the first supplemental indenture and the second supplemental indenture as the “indenture.” Although the bonds are not direct obligations of or guaranteed by us, we are the “issuer” of the bonds for purposes of the Securities Act and the Exchange Act.

The 2005 Bonds and the 2005 Exchange Bonds will constitute a single series of debt securities under the indenture. Holders of 2005 Bonds who do not exchange their bonds in the exchange offer will vote together with the holders of the 2005 Exchange Bonds for all relevant purposes under the indenture. Accordingly, when determining whether the required holders have given notice, consent or waiver or taken any other action permitted under the indenture, any 2005 Bonds that remain outstanding after the exchange offer will be aggregated with the 2005 Exchange Bonds. All references herein to specified percentages in aggregate principal amount of bonds outstanding shall be deemed to mean, at any time after the exchange offer is consummated, percentages in aggregate principal amount of 2005 Bonds and 2005 Exchange Bonds outstanding.

The 2005 Exchange Bonds will be issued in fully registered form in denominations of $1,000 and integral multiples thereof. The 2005 Exchange Bonds may be surrendered for registration of transfer or exchange in New York City at the office of Deutsche Bank Trust Company Americas, 60 Wall Street, 27th Floor, New York, New York 10005, the initial bond registrar. No service charge will be required in respect of transfers or exchanges, but payment may be required of taxes or other governmental charges that may be imposed in connection with a transfer or exchange of a bond. (Second Supplemental Indenture, Section 2; Original Indenture, Sections 2.02 and 2.07)

Principal Amounts, Interest Rates, and Payment

Except for additional bonds, the bonds that may be issued under the indenture are limited in aggregate principal amount to $320,000,000. Except as otherwise provided below:

•	The bonds will mature on March 29, 2021.

•	The bonds will bear interest from the date of their issuance (or from the most recent date through which we have paid interest on the bonds, whichever is later) at the rate of 5.647% per annum, payable semi-annually on March 29 and September 29 in each year, commencing March 29, 2006, to the persons in whose names such bonds are registered at the close of business on the March 14 or September 14 next preceding the interest payment date.

•	If a scheduled interest payment date is not a business day, payment will be made on the next business day with the same effect as though made on the scheduled date.

•	Interest on any overdue principal, premium, if any, additional interest, if any, and (to the extent permitted by applicable law) any overdue interest will be payable, on demand, from the due date at the rate per annum equal to the stated interest rate of the bonds for the actual period during which any principal, premium, additional interest or interest is overdue.

•	All interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. (Second Supplemental Indenture, Section 2; Original Indenture, Sections 1.13 and 2.09 and form of Bonds)

The principal of, and premium, if any, on the bonds will be payable, upon presentment of the bonds, in New York City at the office of Deutsche Bank Trust Company Americas, 60 Wall Street, 27th Floor, New York, New York 10005, the paying agent. Interest, and additional interest, if any, will be paid by checks mailed on each interest payment date to registered holders of the bonds as shown on the bond register on the 14th day of the March or September in which the interest payment date occurs. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. If any redemption date or the stated maturity is not a business day, payment will be made on the next business day with the same effect as though made on such redemption date or date of stated maturity. (Original Indenture, Sections 1.13, 2.09 and 9.14)

Sinking Fund Redemption

The bonds are redeemable at par, through operation of a sinking fund, on each of the dates and in the principal amounts set forth below, together with accrued and unpaid interest, if any, and additional interest, if any, to the redemption date. In the event of a partial redemption of the bonds, the amount of each sinking fund payment for such bonds subsequent to the date of such redemption will be reduced by an amount that, subject to certain adjustments, is in the same proportion that the principal amount of bonds redeemed bears to the total principal amount of the bonds outstanding immediately prior to the redemption. (Second Supplemental Indenture, Section 6; Original Indenture, Section 7.01)

Redemption Date	Amount of Sinking Fund Payment
September 29, 2007	$5,393,751.27
September 29, 2008	$15,125,845.63
September 29, 2009	$16,052,303.68
September 29, 2010	$17,035,507.28
September 29, 2011	$18,078,932.10
September 29, 2012	$19,186,266.69
March 29, 2013	$21,004,694.28
March 29, 2014	$22,331,876.77
March 29, 2015	$23,742,917.34
March 29, 2016	$25,243,114.57
March 29, 2017	$26,838,101.82
March 29, 2018	$28,533,868.41
March 29, 2019	$30,336,782.08
March 29, 2020	$32,253,612.93
March 29, 2021	$18,842,425.15

The Indenture Trustee is not required to select bonds pro rata for redemption pursuant to the sinking fund, but may select such bonds by any method it deems fair and appropriate.

Optional Redemption

At any time from the closing date to, but not including September 29, 2015, the Owner Trustee may redeem all or any portion of the bonds then outstanding, after giving the required notice under the indenture, at a redemption price equal to the greater of:

(a) 100% of the principal amount of the bonds then outstanding, or

(b) the sum of the present values of the remaining scheduled payments of the principal amount of the bonds then outstanding and interest thereon (exclusive of interest to the redemption date) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest, if any, and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

At any time on and after September 29, 2015, the bonds may be redeemed at the option of the Owner Trustee, in whole or in part, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest, if any, and additional interest, if any, to, but excluding, the redemption date. (Second Supplemental Indenture, Section 6)

The “Treasury Rate” will be determined on the third business day preceding the redemption date and means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release published by the Board of Governors of the Federal Reserve System designated as “Statistical Release H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the bonds, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month), or

(2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds.

“Comparable Treasury Price” means (1) the average of three Reference Treasury Dealer Quotations for that redemption date, or (2) if the Independent Investment Banker is unable to obtain three Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means an independent investment banking or commercial banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) any independent investment banking or commercial banking institution of national standing appointed by us and any of its successors, provided, however, that if any of the foregoing cease to be a primary U.S. Government securities dealer in The City of New York, referred to as a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker and approved in writing by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding the redemption date. (Second Supplemental Indenture, Section 1)

Mandatory Redemption

The bonds are subject to mandatory redemption in whole under the following circumstances, at 100% of their principal amount, in each case together with accrued and unpaid interest, if any, and additional interest, if any, to, but excluding, the redemption date:

1. Events of Loss. The receipt by the Indenture Trustee from us of payment of an amount determined pursuant to the lease, which with any other payment then due would be sufficient to pay the principal of, premium, if any, interest and additional interest, if any, on the bonds, which we refer to as the Casualty Value, under the lease upon the occurrence of an Event of Loss under the lease. Events of Loss are defined as:

(i) the loss of the Facility, in its entirety or substantially in its entirety, due to theft, disappearance, destruction or, in the good faith and reasonable opinion of us, damage beyond economic repair or the loss of use of the Facility Interest for a period reasonably anticipated to extend for at least 30 months (or such longer period not exceeding 60 months as may be required to repair or restore the Facility to use) for any such reasons;

(ii) the receipt of insurance proceeds based upon an actual or constructive total loss with respect to the Facility or the Facility Interest;

(iii) certain events of condemnation, confiscation or seizure of title to the Facility;

(iv) shutdown of the Facility as a result of any laws, regulations, or governmental orders for a period exceeding the lesser of (a) the remaining portion of the lease term (provided that such remaining portion is not less than one year) and (b) 60 months;

(v) the Lessor, Indenture Trustee or Owner Participant, solely by reason of its participation in the sale and leaseback transaction, is deemed by any governmental authority to be, or becomes subject to regulation as, an “electric utility” or a “public utility” or a “public utility holding company” and has sent written notice to us and the parties to the participation agreement that such person deems such regulation to be materially adverse to its business operations; or

(vi) the permanent shutdown of the Facility (Lease, Section 1);

unless in connection with an Event of Loss described in clause (v) above, we assume the bonds and all of the obligations of the Lessor under the indenture and the Lessor transfers the Facility Interest to us (Second Supplemental Indenture, Section 6);

2. Obsolescence. The receipt by the Indenture Trustee of the applicable purchase price or Casualty Value (either of which will be in an amount sufficient to pay the bonds) under the lease as a result of an early termination of the lease upon a reasonable determination by us that the Facility is obsolete, surplus or uneconomic for our purposes and will no longer be used by us (Second Supplemental Indenture, Section 6; Lease, Section 7);

3. Burdensome State Taxes. The receipt by the Indenture Trustee of the applicable purchase price or Casualty Value (which will be in an amount sufficient to pay the bonds) under the lease in the event that our tax indemnity obligations with respect to Kansas state income taxes in any year exceed 5% of the basic rent payable under the lease for such year, unless we assume the bonds and all of the obligations of the Lessor under the indenture (Second Supplemental Indenture, Section 6); or

4. Mandatory Nonseverable Alterations. The receipt by the Indenture Trustee of the applicable purchase price or Casualty Value (which will be in an amount sufficient to pay the bonds) upon the exercise by us of our option to terminate the lease and purchase the Facility Interest in the event that the Owner Participant declines to finance any nonseverable alteration (as defined below) that we are required to make to the Facility Interest, the financeable cost of which to us exceeds $10,000,000, unless we assume the bonds and all of the obligations of the Lessor under the indenture. (Second Supplemental Indenture, Section 6; Lease, Sections 6.1(c) and 11.4)

For information with respect to the Lessor’s right to purchase the bonds in the event of an event of default under the indenture (as described below), see “Description of the Indenture—Rights of Lessor To Cure Defaults and Purchase bonds”.

Special Mandatory Redemption

The bonds are subject to special mandatory redemption in whole at the applicable redemption price determined as set forth under “—Optional Redemption” above upon the receipt by the Indenture Trustee from us of payment of the applicable purchase price under the lease (which will be in an amount sufficient to pay the bonds) upon the exercise by us of our option to terminate the lease and purchase the Facility (i) on September 29, 2015 or September 29, 2020, or (ii) in the event that the Owner Participant declines to finance any nonmandatory nonseverable alterations to the Facility, the financeable cost of which to us exceeds $10,000,000, unless, in either case, we assume the bonds and all of the obligations of the Lessor under the indenture. (Second Supplemental Indenture, Section 6)

Selection of Bonds To Be Redeemed

Except as described above, if less than all of the bonds are to be redeemed, the bonds to be redeemed will be selected, at least 30 but not more than 60 days prior to the redemption date, by the Indenture Trustee from outstanding bonds by such method as it deems fair and appropriate and which may provide for the selection for redemption of portions of the principal of the bonds of a denomination larger than $1,000, which portions will be $1,000 or integral multiples thereof. (Original Indenture, Sections 6.04 and 7.02; Second Supplemental Indenture, Section 6)

Notice of Redemption

Notice of redemption of bonds must be given by first-class mail, mailed not less than 30 nor more than 60 days prior to the redemption date, to each owner of the bonds to be redeemed, at his address appearing on the bond register. For optional redemptions, the notice must state that the redemption is conditional upon the receipt by the Indenture Trustee on or prior to the redemption date of funds sufficient to pay the principal of, premium, if any, interest and additional interest, if any, on the bonds, and that if such funds have not been received, the notice will be of no force and effect and the Indenture Trustee will not be required to redeem such bonds. (Original Indenture, Sections 6.05 and 6.06(c))

Book-Entry System

The 2005 Exchange Bonds will be represented by one or more global securities (each a “Global Security”). Each Global Security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under circumstances described below, the 2005 Exchange Bonds will not be issued in definitive form.

Upon the issuance of a Global Security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the exchange agent with the respective principal amounts of the 2005

Exchange Bonds represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the 2005 Exchange Bonds represented by that Global Security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Security will:

•	not be entitled to have 2005 Exchange Bonds represented by that Global Security registered in their names,

•	not receive or be entitled to receive physical delivery of the 2005 Exchange Bonds in definitive form, and

•	not be considered the owners or holders of the Global Security under the indenture.

Principal, interest and additional interest payments, if any, on the 2005 Exchange Bonds registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither we, the Indenture Trustee, the Owner Trustee, the Owner Participant, any paying agent or the registrar for the 2005 Exchange Bonds will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that:

•	DTC or its nominee, upon receipt of any payment of principal, interest or additional interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee; and

•	payments by participants to owners of beneficial interests in a Global Security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by the Owner Trustee within 90 days, the Owner Trustee will issue the 2005 Exchange Bonds in definitive form in exchange for each Global Security for the 2005 Exchange Bonds. In addition, the Owner Trustee may at any time and in its sole discretion determine not to have the 2005 Exchange Bonds represented by a Global Security and, in such event, will issue bonds in definitive form in exchange for the entire Global Security relating to the 2005 Exchange Bonds. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of 2005 Exchange Bonds represented by the Global Security equal in principal amount to the beneficial interest and to have the 2005 Exchange Bonds registered in its name. 2005 Exchange Bonds so issued in definitive form will be issued as registered bonds in denominations of $1,000 and multiples thereof.

DESCRIPTION OF THE INDENTURE

We have summarized below material provisions of the indenture. This summary does not describe all of the exceptions and qualifications contained in the indenture. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Copies of the indenture may be obtained from us or from the Indenture Trustee upon request.

Source of Payment and Security for the Bonds

The 2005 Bonds were, and the 2005 Exchange Bonds will be, issued without recourse to the general credit of the Lessor or the Owner Participant and will be secured under the indenture on a parity with other bonds which may be issued under the indenture in the future. This security will consist of, among other things, a lien on and security interest in:

(i) the Lessor’s undivided ownership interest in the Facility Interest,

(ii) certain of the Lessor’s rights under the lease, including the right to receive all rents payable under the lease other than certain amounts payable to the Lessor which are not assigned as security, and

(iii) the Lessor’s rights under certain operative documents. (Original Indenture, Granting Clause and Section 2.13)

In the event we are combined with Westar Energy or any affiliate thereof, the after-acquired property clauses of the Mortgage and Deed of Trust, dated July 1, 1939, between Westar Energy, Inc. and BNY Midwest Trust Company, as trustee thereunder, as supplemented and amended (as well as any successor indenture or any new indenture relating to the issuance of mortgage bonds, collectively, the “Westar Mortgage”), may cause the lien under such mortgage bonds to attach to our leasehold interest under the lease and any of our interests under the other operative documents as well as to any of our other assets, although no such lien may attach to the Facility Interest or otherwise affect the Owner Trustee’s title to or interest in the Facility Interest or affect the security interest of the Indenture Trustee under the indenture. Other liens affecting Westar Energy’s property may also attach. The bonds are not secured by any of our assets and are not our direct obligations.

The lease is a net lease under which we are unconditionally obligated to make payments of basic rent and certain other amounts that are at least sufficient to pay in full, when due, the principal of, premium, if any, and interest and additional interest, if any, on all bonds outstanding under the indenture, without notice, demand, counterclaim, setoff, deduction or defense on our part. (Lease, Sections 3.1 and 3.5)

Under certain conditions, additional bonds are permitted to be issued under the indenture

(i) in an aggregate principal amount equal to the principal of any bonds outstanding to be redeemed out of the proceeds of such additional bonds (or, if all of the then outstanding bonds or any one or more series thereof are being redeemed or surrendered by the Owner Trustee to the Indenture Trustee for cancellation, any amount up to and including the original aggregate principal amount of such bonds or such series, as the case may be, to be so redeemed or surrendered for cancellation) plus commissions, fees and expenses paid or incurred in connection with any such issuance, or

(ii) to provide funds to finance a portion of the cost of any nonseverable alterations, modifications, additions and improvements to the Facility Interest. (Original Indenture, Section 2.15; First Supplemental Indenture, Section 4(a); Lease, Section 11.6(c)) See “—Additional Bonds”.

Certain Bankruptcy Considerations

Under Kansas or federal law, either of which could be applied to relevant issues in a case under Title 11 of the Bankruptcy Code, the lease could be treated as (1) a true lease rather than a financing arrangement and (2) as a lease of real property rather than of personal property. If the lease is treated as a true lease, in the event that we were to become a debtor in a case under the Bankruptcy Code, we, as the debtor, could either assume or reject the lease, subject to approval by the bankruptcy court. For the lease to be assumed, we could have to cure (or give adequate assurance that we will promptly cure) all defaults, and give adequate assurance of future performance (including payment of rent when due) in accordance with the terms of the lease. If the lease is rejected, (1) the Facility Interest may have to be surrendered to the Lessor by us, which would deprive us of the use of the Facility Interest and any revenues which could be derived from the sale of the output thereof, and (2) the Lessor could have a general unsecured claim in bankruptcy for damages arising from the lease’s rejection or termination. If the lease is treated as a lease of real property, under Section 502(b)(l) and (6) of the Bankruptcy Code, such claim would be limited to (and could be less than) the amount equal to the rent reserved under the lease, without acceleration, for the greater of one year’s rent, or 15%, not to exceed three years, of the remaining rent due under the lease, plus rent already due and unpaid on the date of commencement of the bankruptcy case. If the lease is treated as a lease of real property, it could automatically be rejected if it is not assumed within 60 days after the date of the order for relief in the bankruptcy case (although this period may be extended by the court), and rental payments may continue to be made currently during that period. If the lease is treated as a lease of personal property rather than of real estate, however, in a Chapter 11 case we, as the debtor, may, unless the court orders otherwise, defer a decision on assumption or rejection until confirmation of a plan of reorganization, and during such period the bankruptcy court may require us, pursuant to Bankruptcy Code Section 365(d)(10) or otherwise, to make payments to the Lessor, which may be less than the rent payments due under the lease.

If the lease is treated as a financing arrangement rather than as a true lease, we would not be required to assume or reject the lease. However, the bankruptcy court could allow us to maintain the Facility Interest by assuming the ground lease alone without paying the amounts due under the lease that are dedicated to paying the principal of, premium, if any, and interest and additional interest, if any, on, the bonds. Because the resolution of these issues would depend on the bankruptcy court’s analysis of the particular facts and circumstances associated with the contemplated transaction, we cannot predict with any degree of certainty whether a bankruptcy court would hold that the lease is a true lease or a financing arrangement, or whether we would be permitted to continue our use and occupancy of the Facility Interest by assuming the ground lease alone without paying the amounts due under the lease that are dedicated to paying the principal of, premium, if any, and interest and additional interest, if any, on, the bonds. Regardless of how a bankruptcy court resolves these issues, a bankruptcy of KG&E could result in (i) an interruption of payments under the Bonds and (ii) a recovery insufficient to pay amounts due under the bonds. See “Risk Factors—Risks Relating to the Bonds—Certain bankruptcy law considerations could limit claims against us or the Lessor”.

Events of Default, Notice and Waiver

Events of default under the indenture include:

(i) default in the payment of any principal, or premium, if any, or interest or additional interest, if any, on, any bond, including any sinking fund payment, when it becomes due and payable, and continuance of such default for a period of five business days;

(ii) default in the performance or breach of any of our covenants contained in the indenture or of the Lessor or the Owner Participant contained in any operative document and continuance of such default or breach for a period of 30 days after notice thereof; provided, however, that such failure to perform or observe any such other covenant, condition or agreement will not give rise to an event of default under the indenture if the failure:

•	is other than in the payment of money,

•	is curable but cannot be cured within 30 days, and

•	will not materially adversely affect any material rights or interests of the holders of the bonds or the Indenture Trustee in, to or under the indenture or the bonds,

and curative action shall have been instituted within such 30-day period and diligently pursued to completion and is cured within 540 days;

(iii) the occurrence of an “event of default” under the lease, unless the event of default under the lease results from non-payment of certain payments not assigned to the Indenture Trustee and the Lessor has not consented to the declaration of an event of default under the indenture in respect of such non-payment; and

(iv) certain events of bankruptcy, insolvency and reorganization relating to us or the Owner Trustee. (Original Indenture, Section 8.01; Lease, Section 16)

The Indenture Trustee, within 90 days after it knows of the occurrence of a default under the indenture, is required to mail notice to the holders of the bonds, provided that, except in the case of a default in the payment of principal, premium, if any, or interest, or additional interest, if any, on any bond, the Indenture Trustee will be protected in withholding such notice if, in good faith, it determines that the withholding of such notice is in the interest of the holders, and provided further, that in the case of a default specified in clause (ii) above, no such notice to holders will be given until at least 30 days after its occurrence. For all purposes of the indenture, in the absence of actual knowledge of a responsible officer of the Indenture Trustee, the Indenture Trustee will not be deemed to have knowledge of an event of default under the indenture (except the failure by us to pay any installment of basic rent) unless notified in writing by any holder of a bond, the Owner Participant, the Lessor or us. (Original Indenture, Section 9.02)

During the continuance of any event of default under the indenture (except an event of default relating to certain events of bankruptcy insolvency and reorganization relating to us or the Lessor), either the Indenture Trustee or the holders of not less than 25% in principal amount of the bonds outstanding, by written notice to the Lessor, the Owner Participant and us (and to the Indenture Trustee if given by the holders), may declare all of the bonds outstanding to be immediately due and payable, but no such declaration will be made in the case of an event of default under the indenture which resulted directly from a failure by us to make a payment or to perform or observe any covenant under the lease until such time as the Lessor has been given an opportunity to exercise its rights to cure such default under the lease. See “—Rights of Lessor to Cure Defaults and Purchase Bonds”. Upon the occurrence of an event of default relating to certain events of bankruptcy insolvency and reorganization relating to us or the Lessor, all of the bonds then outstanding will immediately become due and payable, without any action or demand or notice by the Indenture Trustee or the holders. (Original Indenture, Sections 8.02(a) and 8.09) In the event of our bankruptcy, the Indenture Trustee may be prevented from declaring the lease to be in default or exercising remedies. See “—Remedies”.

No registered owner of any bond will have any right to institute any suit, action or proceeding at law or in equity or otherwise for the foreclosure of the indenture, for the appointment of a receiver or for the enforcement of any remedy under the indenture unless:

•	the Indenture Trustee has been given written notice of a continuing event of default under the indenture,

•	the holders of not less than 25% in aggregate principal amount of bonds then outstanding have made a written request to the Indenture Trustee to institute such action, suit or proceeding and have offered indemnity as provided in the indenture,

•	the Indenture Trustee has failed to act for 60 days, and

•	no inconsistent direction has been given to the Indenture Trustee from the holders of a majority in aggregate principal amount of the bonds outstanding during such 60-day period.

Nothing contained in the indenture, however, impairs or affects the rights of any holder of a bond to enforce the payment of the principal, premium, if any, interest, and additional interest, if any, and on any bond at and after the maturity of the bond. (Original Indenture, Sections 8.10 and 8.12)

If an event of default under the indenture has occurred and is continuing, the holders of a majority in aggregate principal amount of the outstanding bonds:

(i) may, subject to certain conditions specified in the indenture, direct the Indenture Trustee to institute any proceeding relating to the bonds, but the Indenture Trustee may decline if it in good faith determines that the action directed would involve the Indenture Trustee in personal liability or expense, (Original Indenture, Section 8.06)

(ii) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee, subject to certain limitations specified in the indenture, (Original Indenture, Section 8.07) and

(iii) may waive any past default under the indenture and its consequences, except a default (a) in the payment of the principal of, premium, if any, interest or additional interest, if any, on any bonds or (b) in respect of a covenant or provision of the indenture which under the indenture cannot be modified or amended without the consent of the holder of each outstanding bond affected. (Original Indenture, Section 8.08)

We are required to deliver to the Indenture Trustee annually a written statement that all of our obligations under the indenture during such year have been fulfilled, or in the event of any default in the fulfillment of such obligations, specifying each default and the nature and status of such default. (Original Indenture, Section 5.09)

Rescission of Acceleration

If, after the bonds have become due and payable and before any sale of the property subject to the lien of the indenture:

(i) there has been paid to or deposited with the Indenture Trustee a sum sufficient to pay:

(a) all overdue installments of interest, and additional interest, if any, on all of the bonds and, to the extent lawful, interest on those bonds,

(b) the principal of, and any premium on, any bonds which have become due otherwise than by such acceleration, and interest on those bonds, and

(c) all sums paid or advanced by the Indenture Trustee and the reasonable compensation, expenses, disbursements and advancements of the Indenture Trustee, its agents and counsel, and

(ii) all other events of default under the indenture other than the nonpayment of the principal of the bonds that have become due solely by such acceleration, have been cured or waived,

the holders of a majority in principal amount of the bonds outstanding may rescind and annul such declaration and its consequences. However, no such rescission will affect any subsequent default or impair any right consequent thereon. (Original Indenture, Section 8.02(b) and form of bonds)

Remedies

If an event of default under the indenture has occurred and is continuing, the Indenture Trustee may, and upon the written request of, and the proffering of satisfactory indemnity by, the holders of a majority in principal amount of the outstanding bonds, will, subject to the Lessor’s rights of cure, exercise the rights and remedies available to it under the indenture and applicable law, including (i) the institution of judicial proceedings, either at law or in equity or otherwise, to protect its rights under the indenture or for foreclosure under the indenture and (ii) the sale in whole or in part of the property subject to the lien of the indenture (provided that the Lessor has been given an opportunity to purchase the indenture estate at the proposed foreclosure sale price as determined by the Indenture Trustee).

As a condition to exercising any of its rights and remedies under the indenture in connection with an event of default under the indenture caused by an event of default under the lease that has occurred and is continuing, the Indenture Trustee is required, to the extent that it may do so under the indenture, the lease and applicable law, to exercise one or more of its rights and remedies under the lease (at least one of which remedies must involve the payment of Casualty Value, an amount measured by Casualty Value or an amount in excess of Casualty

Value specified in the lease), so long as no other event of default under the indenture has occurred and is continuing that is not the direct result of the circumstances giving rise to the event of default under the lease. If no event of default under the lease has occurred and is continuing, the Indenture Trustee’s rights and remedies will be subject to our rights under the lease. (Original Indenture, Section 8.03; First Supplemental Indenture, Section 4(c))

All payments received and amounts held or realized by the Indenture Trustee after (i) an event of default under the indenture has occurred and is continuing and (ii) the Indenture Trustee has declared the lease to be in default or the bonds have become due and payable, will be distributed:

•	first, to reimburse the Indenture Trustee for its expenses and to pay the reasonable remuneration of the Indenture Trustee;

•	second, to pay in full, or ratably if necessary, the unpaid principal amount of all of the bonds outstanding plus accrued but unpaid interest and additional interest, if any (as well as interest on overdue principal and, to the extent permitted by law, on overdue interest and overdue additional interest) to the date of distribution on the bonds;

•	third, to pay in full, or ratably if necessary, to the present or former holders of the bonds, any amounts payable to them as indemnitees in accordance with the provisions of the indenture; and

•	fourth, to pay any other indebtedness at the time due and owing to the Indenture Trustee or the holders of the bonds that the indenture secures.

The balance, if any, will be paid to the Lessor. (Original Indenture, Section 4.03)

After the Indenture Trustee has knowledge of an event of default under the indenture or a default that, after giving of notice or lapse of time, or both, would become an event of default under the indenture, and while such default or event of default under the indenture is continuing, all payments that the Indenture Trustee receives and amounts that it realizes (except for payments that are specifically excluded from the indenture estate, which at all times will be paid to the person entitled to receive such payment) that would otherwise be payable to the Lessor, will be held by the Indenture Trustee, provided that the Indenture Trustee must distribute such amounts to the Lessor within 180 days of the Indenture Trustee’s receipt thereof unless an event of default under the indenture is declared and the Indenture Trustee is diligently pursuing any remedies available under the indenture. (Original Indenture, Sections 4.06 and 4.07)

Rights of KCP&L Under the Operating Agreement

The rights of the Indenture Trustee under the indenture, as well as the rights of the Lessor under the lease, insofar as they relate to the disposition of the Facility Interest, are subject to the rights of KCP&L under the operating agreement. Pursuant to the operating agreement, an owner of an interest in the Facility may not transfer it unless, at least one year prior to the intended date of transfer, the transferor gives the other owner a right of first refusal to purchase the interest on the terms and conditions provided for in the proposed transfer. The other owner must elect, if at all, to purchase the interest in the Facility within 120 days of the notice of transfer. If the other owner does not elect to purchase and the transfer is made as originally proposed, the transfer must be made under the terms of the operating agreement and the transferee must agree to be bound by the operating agreement.

Rights of Lessor to Cure Defaults and Purchase Bonds

An event of default under the indenture is cured (i) if it results from a nonpayment of basic or supplemental rent under the lease, if the Lessor has paid all of such defaulted rent to the extent required to enable the Indenture Trustee to make all payments of principal and interest and additional interest then due and unpaid on all outstanding bonds, within 30 days after receipt by the Lessor of notice of such nonpayment or (ii) if it results from our failure to perform or observe any of our covenants, conditions or agreements under the operative documents (other than to pay rent), and the Lessor has observed or performed any such covenant, condition or agreement within 30 days after its receipt of notice of the occurrence of such failure, unless in the case of clause (i) above, we fail to make all payments of basic rent (a) on more than two consecutive semi-annual basic rent payment dates or (b) on more than six basic rent payment dates during the term of the lease. (Original Indenture, Section 8.09(a))

If an event of default under the indenture has occurred and:

(i) the bonds have been accelerated and such acceleration has not been rescinded,

(ii) no event of default under the indenture arising out of a failure by the Lessor or Owner Participant to perform or observe any of its covenants, conditions or agreements contained in the operative documents has occurred and is continuing and

(iii) the Lessor, within 45 days after receiving notice from the Indenture Trustee of such acceleration, has given written notice to the Indenture Trustee and the holders of the bonds of its intention to purchase all such bonds on a specified purchase date, then, upon payment by the Lessor on or before such purchase date of an amount equal to the principal of, and interest and additional interest, if any, on, all of the outstanding bonds (such interest to be accrued after notice of intention to purchase is given at the rate provided for prior to the applicable default) plus all other amounts that holders would be entitled to be paid under the indenture before any payments were to be made to the Lessor, each holder will be deemed to have sold its bonds to the Lessor, provided, that no such sale will be deemed to have occurred unless all outstanding bonds are simultaneously to be so purchased and such transfer or conveyance is not in violation of any applicable law or rule.

If a bond is not tendered, it will be deemed to be purchased, and on the purchase date, interest and additional interest, if any, on the bond will cease to accrue to the former holder bond holder, and the former holder will have no rights or interest in such bond except the right to receive payment of the principal of, and accrued interest and additional interest, if any, on, such bond to the purchase date. Bonds tendered to the Indenture Trustee after the date fixed for purchase will be purchased from moneys deposited for the purchase of the bonds. (Original Indenture, Section 8.09(c))

Additional Bonds

Additional bonds may be issued by the Owner Trustee under and secured by the indenture, at any time or from time to time:

(i) in an aggregate principal amount equal to the principal of any series of bonds outstanding to be redeemed out of the proceeds of such additional bonds (or if all of the then outstanding Bonds or any one or more series thereof are being redeemed or surrendered by the Owner Trustee to the Indenture Trustee for cancellation, any amount up to and including the original aggregate principal amount of such bonds or such series, as the case may be, to be so redeemed or surrendered for cancellation) or such greater amount as we and the Owner Participant may agree in our sole discretion plus commissions, fees and expenses paid or incurred in connection with any such issuance; or

(ii) to provide funds to finance a portion of the cost of any nonseverable alterations, modifications, additions and improvements, which we refer to collectively as, the alterations to the Facility (excluding original, substitute or replacement components).

The additional bonds:

•	must have terms, conditions and designations that are set forth in a supplemental indenture executed by the Lessor, us and the Indenture Trustee;

•	may require rentals and other amounts payable by us under the lease to be adjusted, to the extent necessary to provide debt service for the additional bonds; and

•	cannot be issued to finance the cost of alterations at any time that we do not have outstanding senior secured long-term debt securities having an investment-grade credit rating from both Moody’s Investors Service and Standard & Poor’s Ratings Services.

All bonds issued and outstanding under the indenture, including the 2005 Exchange Bonds, will be equally and ratably secured under the indenture, without preference, priority or distinction among them by reason of difference in time of issuance, maturity or otherwise. (Original Indenture, Sections 2.03 and 2.15; First Supplemental Indenture, Section 4(a))

Supplemental Indentures

We, the Lessor and the Indenture Trustee may enter into indentures supplemental to the indenture, without the consent of the holders of the bonds, for any one or more of the following purposes:

(i) to evidence the succession of another corporation to us and the assumption by any such successor of our covenants in the indenture and the bonds or to evidence the succession of another corporation to the Lessor and the assumption by any such successor of the covenants of the Lessor in the indenture;

(ii) to add to our covenants or those of the Lessor, for the benefit of the holders of the bonds, or to surrender any right or power conferred in the indenture upon us or the Lessor;

(iii) to convey, transfer and assign to the Indenture Trustee, and to subject to the lien of the indenture, additional properties, and to correct or amplify the description of any property at any time subject to the lien of the indenture or to assure, convey and confirm to the Indenture Trustee any property subject or required to be subject to the lien of the indenture;

(iv) to modify, eliminate or add to the provisions of the indenture to the extent necessary to qualify or continue qualification of the indenture under the Trust Indenture Act of 1939;

(v) to cure any ambiguity in or to correct or supplement any defective or inconsistent provision of the indenture;

(vi) to establish the form or terms of any additional series of bonds;

(vii) for us to assume the obligations on the bonds;

(viii) to change or amend any provision of the indenture provided that such change or amendment will not be applicable to any bonds outstanding prior to the date of such change or amendment; or

(ix) to make any other provisions with respect to matters or questions arising under the indenture, so long as such action does not adversely affect the interests of the holders of the bonds. (Original Indenture, Section 11.01)

However, no supplemental indenture will become effective except with the consent of the holders of all bonds then outstanding if as a result of such supplemental indenture, the amounts payable to the Lessor under the lease (other than payments which are specifically excluded from the indenture estate) and assigned to the Indenture Trustee under the indenture will not be sufficient to pay when due the principal of, premium, if any, and interest and additional interest, if any, on, the bonds. (Original Indenture, Section 11.01)

The holders of not less than a majority in principal amount of the outstanding bonds must consent to and approve the substance of any supplemental indenture which adds to or changes the rights and obligations of the holders of the bonds and of us and the Lessor under the indenture. However, without the consent of the holder of each affected bond, no such supplemental indenture may effect:

(i) a change in the stated maturity (including sinking fund redemptions) of, the date of any installment of interest or additional interest on, or the dates or circumstances of payment of premium, if any, on, any bond, or a reduction in the principal amount of the bond or the interest or additional interest thereon or any amount payable upon the redemption of the bond,

(ii) a change in the circumstances for redemption or in the place of payment where, or the coin or currency in which, any bond or the premium, if any, or the interest or additional interest on any bond is payable,

(iii) an impairment of the right to institute suit for the enforcement of any payment of principal of or interest and additional interest on or after the maturity of the bond (or, in the case of redemption, on or after the redemption date) or such payment of premium, if any, on or after the date such premium becomes due and payable,

(iv) a change in the dates or the amounts of payments to be made through the operation of the sinking fund,

(v) the creation of any lien prior to or on a parity with the lien of the indenture or the termination of the lien of the indenture or the deprivation of the holder of any bond of the security afforded by the lien of the indenture,

(vi) the termination of the lease, a reduction of the amounts payable under the lease assigned to the Indenture Trustee or a change in the time for the payment so that such payments are less than the amounts necessary to pay when due the principal of and interest and additional interest, if any, on the bonds,

(vii) a reduction in the percentage in principal amount of bonds required for consent to such supplemental indenture or the consent of whose holders is required for any waiver provided for in the indenture, or

(viii) a modification of the above provisions or the provisions of the indenture dealing with waivers of past defaults, except to increase any such percentage or provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each bond affected by the supplemental indenture. (Original Indenture, Section 11.02)

Limitations on Amendment of Documents

Without the consent of the holder of each outstanding bond, the parties to the lease may not modify, amend or supplement or waive any provision of, the lease in such way:

(a) as to terminate the lease, reduce the amounts payable by us under the lease assigned to the Indenture Trustee or change the time for the payment such that such payments are less than the amounts necessary to pay the principal of, premium, if any, and interest and additional interest, if any, on, the outstanding bonds when due,

(b) as to release us from our obligation in respect of payment of basic rent, Casualty Value specified in the lease (or any other amounts payable upon the occurrence of an Event of Loss) or any other amount payable under the lease and intended to be used to pay the principal of or interest and additional interest, if any, on the bonds, in any way inconsistent with clause (a) above except as provided in the lease, or

(c) as to change the events of default under the lease (except to add events of default, to delete the requirement for notice or to reduce any grace period). (Original Indenture, Section 5.08)

Without the consent of a majority in interest of the holders of all bonds then outstanding, we may not modify, amend or supplement or waive any provision of (i) certain portions of the operative documents pertaining, among other things, to operation and maintenance of the Facility, insurance coverage on the Facility and any sublease, assignment or other transfer of our interests in the Facility, or (ii) the facilities agreement or the ground lease in a manner that would materially impair the lien and security interest created by the indenture. (Original Indenture, Section 5.08)

Releases

The Indenture Trustee will release from the lien of the indenture (i) property taken by eminent domain or by right of purchase of any governmental subdivision, body, or agency, which taking does not constitute an event of loss under the indenture, upon receipt of the consideration for the property or (ii) components in respect of the Facility the removal of which will not materially impair or reduce the operating capacity, cost efficiency, utility or value of the Facility. In addition, components in respect of the Facility that have become worn out, destroyed, obsolete or damaged beyond repair may be removed without release. All replacement components will become subject to the lien of the indenture. (Original Indenture, Sections 12.01, 12.02 and 12.03)

Discharge of Lien

The indenture will cease to be in effect with respect to the bonds, if at any time:

•	the principal of, premium, if any, and interest and additional interest, if any, on, all bonds have been paid,

•	all bonds previously authenticated and delivered have been delivered to the Indenture Trustee for cancellation or

•	there shall be deposited with the Indenture Trustee as trust funds the entire amount in cash necessary to pay, or direct obligations of the United States of America maturing in such amounts and at such times as will ensure the availability of cash sufficient to pay, at stated maturity, and including all sinking fund payment dates or, upon redemption, the principal of, premium, if any, and interest and additional interest, if any, on, all such bonds and, in any such case, all other sums payable with respect to the bonds have been paid.

In such event, the holders of the bonds will no longer be entitled to the benefits of the indenture. To exercise the option specified in the third clause above, there must be delivered to the Indenture Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such bonds to recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax of the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of bonds for which a redemption date was not specified upon the deposit of cash or obligations as described in the third clause above, such bonds will remain subject to redemption as described in “Description of the Bonds—Optional Redemption”. (Original Indenture, Section 3.01)

The Indenture Trustee

Under the indenture, upon the occurrence of an event of default, the Indenture Trustee will exercise its rights and powers, and will use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of his own affairs. The Indenture Trustee will not be liable for any error of judgment made in good faith, unless the Indenture Trustee was negligent in ascertaining the pertinent facts, or for any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of a majority in principal amount of outstanding bonds. The Indenture Trustee will be under no obligation to exercise any of its rights and powers at the request of any holder of bonds unless such holder has offered to the Indenture Trustee reasonable security or indemnity. The Indenture Trustee may acquire and hold the bonds and, subject to certain conditions, may otherwise deal with the Lessor and KG&E with the same rights it would have if it were not the Indenture Trustee. (Original Indenture, Sections 9.01, 9.03 and 9.05)

In the absence of actual knowledge of a responsible officer of the Indenture Trustee, the Indenture Trustee will not be deemed to have knowledge of an event of default under the indenture (except the failure by us to pay any installment of basic rent when the such installment becomes due) unless notified in writing by any holder of a bond, the Owner Participant, the Lessor or us. (Original Indenture, Section 9.03)

We and/or our affiliates maintain normal banking relationships with affiliates of the Indenture Trustee. In addition, the Indenture Trustee is serving as the Exchange Agent for the Exchange Offer.

DESCRIPTION OF THE LEASE

We have summarized below material provisions of the lease. This summary does not describe all of the exceptions and qualifications contained in the lease. In the summary below, we have included references to section numbers of the lease so that you can easily locate these provisions. Copies of the lease may be obtained from us or from the Indenture Trustee upon request.

Terms and Rentals

In the sale and leaseback transaction, the Lessor acquired the Facility Interest, and leased it to us. The initial term of the lease was to have expired on September 29, 2016. The lease has been amended several times, and pursuant to most recent amendment, in connection with the offering of the 2005 Bonds, the term of the lease was extended for a term expiring on September 29, 2029, unless earlier terminated or extended as described below. Basic rent is required to be paid by us under the lease in immediately available funds on each March 29 and September 29. If the scheduled due date is not a business day, the rent is required to be paid in immediately available funds on the next succeeding business day. The rent payable on each payment date is required to be in an amount that is at least equal to the aggregate amount of principal and accrued interest and additional interest, if any, due and payable on the bonds on such date. While the indenture is in effect, each payment of basic rent and all other payments (except those that are not a part of the indenture estate) to be made by us under the lease must be made to the Indenture Trustee and applied, first, to the payment of interest and additional interest, if any, and, second, to the payment of principal then due and unpaid on the bonds. The balance of any such payments will be paid by the Indenture Trustee to the Lessor for distribution to the Owner Participant pursuant to the trust agreement. (Lease, Sections 3.1, 3.2 and 3.3; Original Indenture, Section 4.01; Trust Agreement, Section 5.1) For a description of the application of payments upon the occurrence on an event of default under the indenture, see “Description of the Bonds—Remedies”.

Net Lease/Maintenance

The lease is a net lease. Payments of rent under the lease by us must be made without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, except that we may offset certain amounts so long as no offset would reduce the rent to an amount insufficient to pay in full the amount then due on the bonds. We are required to use our best efforts, without cost or expense to the Lessor, to:

(i) maintain the Facility in accordance with prudent utility practice,

(ii) operate, service, maintain and repair all necessary or useful components of the Facility in accordance with prudent utility practice,

(iii) comply with laws, regulations and governmental orders affecting the Facility, and

(iv) keep and maintain proper books and records relating to the operation, maintenance, repairs and replacement of the Facility. (Lease, Sections 3.5 and 11.1)

Alterations and Improvements

We are required to make any alterations to the Facility required by applicable laws, regulations and governmental orders or by applicable insurance. The costs of all severable alterations will be paid by us. The costs of nonseverable alterations may be financed through additional non-recourse borrowings by the Lessor. The Owner Participant, however, may elect to make an additional equity investment with respect to the cost of any nonseverable alteration and has sole discretion to determine the amount of such investment. If the Owner Participant issues additional non-recourse debt and makes such investment, the rent under the lease will be adjusted to cover the additional debt service. We will retain title to all severable alterations. At the end of the lease term, the Lessor will have the option to purchase or lease any such severable alteration from us provided that we have not exercised our option to purchase the Facility Interest. Title to all nonseverable alterations will vest in the Lessor. (Lease, Sections 4.3, 11.4, 11.5 and 11.6)

Sublease and Assignment

Except as described in this prospectus, we are not permitted to assign, transfer or encumber our rights under the lease without the prior written consent of the Lessor, Owner Participant and Indenture Trustee. However, we have the right, provided there is no default under the lease, to sublease or assign the Facility Interest without such consents if:

(i) the assignment or sublease does not extend beyond the basic term of the lease;

(ii) a copy of the sublease or assignment is delivered to the Lessor and the Indenture Trustee within 30 days of its execution;

(iii) the sublease or assignment does not impair or diminish our obligations or liabilities under the lease or the other operative documents, or result, in the reasonable opinion of the Owner Participant, in adverse tax consequences to the Owner Participant;

(iv) the sublease or assignment is expressly subject and subordinate to the provisions of the lease and the other operative documents;

(v) the sublessee or assignee is or upon such sublease or assignment will be engaged in the business of generating or distributing electricity for sale;

(vi) the sublessee or assignee has all necessary legal and regulatory authority to discharge our obligations and liabilities with respect to the Facility Interest under the lease and the other operative documents;

(vii) any assignee, other than one of our affiliates, shall have established its creditworthiness to the reasonable satisfaction of the Owner Participant; and

(viii) such sublease or assignment will not render the Owner Participant’s investment in the Facility Interest illegal or subject it to burdensome regulation.

We also have the right to subject our rights under the lease and the other operative documents to the lien of the Westar Mortgage and to any other existing or future liens on assets of Westar Energy if we are combined with Westar Energy, without the prior consent of the Lessor, Owner Participant or Indenture Trustee. (Lease, Section 15.1; Amendment No. 3 to the Lease, Section 2)

Insurance

We are required at our own cost and expense:

•	to carry and maintain or cause to be carried and maintained (provided that such insurance is commercially available at a reasonable cost) insurance covering physical loss or damage to the Facility against such risks and perils and in form and amounts consistent with prudent utility practice for similar companies operating like properties and to include the Lessor, Owner Participant and Indenture Trustee as insureds;

•	to pay any insurance proceeds during a lease default or lease event of default and, at other times, proceeds in excess of $10,000,000 to the Indenture Trustee to be used as security for our obligations under the lease so long as the lease default or lease event of default is continuing or to be used to reimburse us for costs and expenses of repairs or restoration so long as there is no lease default or lease event of default;

•	to carry and maintain public liability insurance covering personal injury, bodily injury and property damage liability covering claims arising out of the ownership, operation, maintenance, condition or use of the Facility Interest (provided such insurance is commercially available at a reasonable cost) in an amount not less than $20,000,000 per occurrence and annual aggregate occurrences, subject to a deductible of up to $5,000,000 or such other amount as may be approved from time to time by the Lessor and to include the Lessor, Owner Participant and Indenture Trustee as additional insureds.

If we cannot obtain such personal injury, bodily injury or property damage liability insurance at a reasonable cost, and the Owner Participant does obtain such insurance at a reasonable cost, we must reimburse the Owner Participant, as supplemental rent, for all costs and expenses, including premiums, incurred by the Owner Participant in obtaining such insurance. (Lease, Sections 13.1 and 13.3)

Renewal Options

We have several options to renew the lease upon its expiration on September 29, 2029, and upon the expiration of any renewal term. (Lease, Section 5.1; Amendment No. 4, Section 2)

Unless a lease default has occurred and is continuing at the time we give the renewal notice required under the lease or at the time the applicable renewal term commences, we have the right to renew the lease:

(a) at the end of the basic lease term for a fixed rental renewal term or a fair market rental renewal term,

(b) at the end of any fair market rental renewal term for another fair market rental renewal term,

(c) at the end of the fixed rental renewal term for one additional fixed rental renewal term or for a fair market rental renewal term and

(d) at the end of the additional fixed rental renewal term for a fair market rental renewal term, provided that:

(i) no renewal term may extend beyond the term of the ground lease,

(ii) neither the fixed rental renewal term nor the additional fixed rental renewal term may follow a fair market rental renewal term,

(iii) there may be no more than one additional fixed rental renewal term,

(iv) the term of each of the fixed rental renewal term and the additional fixed rental renewal term will be one year or an integral multiple thereof,

(v) the term of any fair market rental renewal term will be three years or an integral multiple of years in excess of three years,

(vi) a fair market rental renewal term may not terminate within the last three years of the term of the ground lease except for termination on the termination date for the ground lease and

(vii) in order to renew for a fixed rental renewal term or an additional fixed rental renewal term, we will provide the Lessor with an appraisal stating that the aggregate period of the basic lease term and the requested fixed rental renewal term will not exceed 80% of the useful life of the Facility measured from September 1, 1977, the original in-service date of the Facility for purposes of this offering. (Lease, Section 5.1; Amendment No. 4, Section 2)

Purchase Options and Termination Options

We have the option to purchase the Facility Interest from the Lessor:

(1) at the expiration of the basic lease term for a purchase price equal to the excess of (a) the aggregate of (x) the lesser of (i) the fair market sale value of the Facility Interest on such date and (ii) the sum of (A) $342,630,000 and (B) the fair market value on such date of any nonseverable alterations completed after June 17, 2005 and financed by additional investments of the Owner Participant and (y) any deferred rent balance on such date qualifying as loans from the Lessor to us for purposes of Section 467 of the Internal Revenue Code of 1986, as amended (the “Code”), which we refer to as the lessee loan balance, over (b) the amount of any prepaid rent balance on such date qualifying as loans from us to the Lessor for purposes of Section 467 of the Code, which we refer to as the lessor loan balance,

(2) at the expiration of a renewal term for a purchase price equal to the fair market sale value of the Facility Interest, and

(3) (a) on September 29, 2015, September 29, 2020 or September 29, 2025, (b) in the event that the Owner Participant declines to participate in the financing of any nonseverable Alteration, the cost of which to us will exceed $10,000,000, on either of the next two basic rent payment dates for which we have given timely notice pursuant to the lease or (c) upon an increase in our tax indemnity obligations to the Owner Participant with respect to Kansas State income taxes in any year in an amount that exceeds 5% of basic rent payable under the lease for such year, on either of the next two basic rent payment dates for which we have given timely notice pursuant to the lease, in each case for a purchase price equal to the greater of (i) the sum of the Casualty Value on such date, the premium, if any, then payable upon the redemption of the bonds, and the basic rent due on such date, and (ii) the sum of the fair market sale value of the Facility Interest on such date, the premium, if any, then payable upon the redemption of the bonds, and the rent due on such date; provided, that, in the case of clause (3), the lessor loan balance, if any, on such date will be credited against such purchase price and the lessee loan balance, if any, on such date will be added to such purchase price, provided further, that, in the case of clause (3), if we should elect to assume the bonds and the obligations of the Lessor under the indenture, we may credit against such purchase price the principal of and accrued and unpaid interest and additional interest, if any, on the outstanding bonds. (Lease, Section 6.1; Amendment No. 4, Section 2)

We have the option to terminate the lease if our Board of Directors reasonably determines that the Facility is obsolete, surplus or uneconomic for our purposes and will no longer be used by us. Following notice of such termination given to the Lessor and Indenture Trustee, we will act as agent for the Lessor in arranging for the sale of the Facility Interest to a non-affiliate of ours. If no acceptable purchaser can be found, the lease will terminate and the Lessor will transfer the Facility Interest to us upon payment by us to the Lessor of the Casualty Value. In such event, we will not use the Facility Interest and will use our best efforts to sell it for a cash price that exceeds the Casualty Value paid on the termination date. Rather than selling the Facility Interest to a non-affiliate of ours, the Lessor may elect to retain the Facility Interest. As a condition to the Lessor’s right to retain the Facility Interest, the Lessor will pay to the Indenture Trustee an amount equal to the principal of, premium, if any, and unpaid interest and additional interest, if any, on the bonds or deposit with the Indenture Trustee sufficient funds and Treasury securities to discharge the lien of the indenture (see “Description of the Indenture—Discharge of Lien”). If the Lessor elects to retain the Facility Interest, (i) we will pay to the Lessor on the termination date any rent due on such date, any premium payable on any bond and the lessee loan balance, if any, on such date, but will not be required to pay the Casualty Value and (ii) the Lessor will pay us the lessor loan balance, if any, on such date and deliver to us instruments evidencing the termination of the lease. (Lease, Sections 7.1, 7.2 and 7.3; Amendment No. 4, Section 2)

If an Event of Loss occurs, we must pay to the Lessor the Casualty Value plus the excess, if any, of the lessee loan balance over the lessor loan balance. From the date of the Event of Loss to and including the date of payment of such Casualty Value, all rent will continue to be paid when due. We are also required to pay, simultaneously with the payment of the above-mentioned amount, all other sums due and owing from us to the Lessor under the operative documents. Upon such payment, the lease will terminate, our obligations under the lease will terminate and the Lessor will transfer the Facility Interest to us or as we will direct, free and clear of the lien created by the indenture. (Lease, Section 12.2; Amendment No. 4, Section 2)

Notwithstanding the foregoing, in the case of an Event of Loss described in clause (v) under “Description of the Bonds—Mandatory Redemption”, if we have duly executed and delivered an assumption agreement in accordance with the indenture, our obligation to pay the Casualty Value will be reduced by the principal amount of the bonds so assumed and not otherwise due on the date of such payment. (Lease, Section 12.2)

Events of Default under the Lease; Lessor’s Remedies

Events of default under the lease include:

(i) our failure to pay basic rent, Casualty Value or the supplemental rent specified in subsection 3.2(b) of the lease within five business days after the same becomes due, or supplemental rent (other than that specified in subsection 3.2(b) of the lease) or other amounts payable under the lease within 30 days after notice;

(ii) our failure to maintain insurance as required by the lease;

(iii) our failure to perform or observe any other covenant or agreement to be performed or observed by us under the lease or any other operative documents and such failure will continue for a period of 30 days after notice; provided, however, that the continuance of such failure for 30 days, or such longer period which is less than 540 days, after such notice will not constitute a default if (a) it is curable but cannot be cured within 30 days, (b) we are diligently pursuing such cure and (c) such default does not materially impair the rights of the Owner Participant or the Lessor in the Facility or the security interest of the Indenture Trustee under the indenture;

(iv) any representation or warranty made by us in any operative document (other than the tax indemnity agreement) proves to be incorrect in any material respect when made and remains material and uncured for a period of 30 days after notice; provided, however, that the continuation of such misrepresentation will not constitute a default if the conditions of the proviso to clause (iii) above are met;

(v) certain insolvency and bankruptcy events with respect to us; and

(vi) any operative document to which we are a party ceases to be our legal, valid and binding obligation. (Lease, Section 16)

If an event of default under the lease has occurred and is continuing and the Lessor has declared the lease to be in default, the Lessor may exercise one or more of the remedies provided in the lease, which include the right to terminate the lease, to take possession of the Facility Interest and, subject to the terms of the operating agreement, to lease or sell the Facility Interest free and clear of our rights. The Lessor may require us to pay any unpaid rent due under the lease through the payment date specified in such notice, plus one of the following amounts as selected by the Lessor (together with interest on such amount from the payment date specified in the notice to the date of actual payment):

1. an amount equal to (a) the excess, if any, of (i) the Casualty Value over (ii) the fair market rental value of the Facility during the remaining lease term after discounting such rental value to present value plus (b) the lessee loan balance minus (c) the lessor loan balance;

2. an amount equal to (a) the excess, if any, of the Casualty Value over the fair market sale value of the Facility as of such payment date plus (b) the lessee loan balance minus (c) the lessor loan balance;

3. an amount equal to (a) the highest of (i) such Casualty Value, (ii) such discounted fair market rental value and (iii) such fair market sale value plus (b) the lessee loan balance minus (c) the lessor loan balance and, in this event, upon full payment by us of all sums due under the lease, the Lessor shall exercise its best efforts to promptly sell the Facility Interest and pay over to us the net proceeds of such sale up to the amount set forth in clause (i), (ii) or (iii) above paid by us; or

4. an amount equal to (a) the excess of (i) the present value as of the basic rent payment date specified in such notice of all installments of basic rent until the end of the basic term, over (ii) the present value as of such basic rent payment date of the fair market rental value of the Facility Interest for the remainder of such basic lease term plus (b) the lessee loan balance minus (c) the lessor loan balance.

If the Lessor sells the Facility Interest, the Lessor, in lieu of exercising its right to require the payment of the amounts specified above, may require us to pay, on the date of such sale, (i) any unpaid rent due and attributable to the use of the Facility by us through such payment date, plus (ii) the amount of any deficiency between the Casualty Value and the net proceeds of such sale, together with interest from the date of such sale until the date of actual payment, plus (iii) the lessee loan balance, minus (iv) the lessor loan balance; provided that if the lessor loan balance exceeds the aggregate of the amounts denoted by clauses (i) through (iii) of this paragraph, the Lessor will promptly pay to us an amount equal to such excess. As long as any bonds are outstanding, the rights of the Lessor described in this section will be assigned to the Indenture Trustee. (Lease, Section 17.1; Amendment No. 4, Section 2; Indenture, Granting Clause)

Refinancing Rights

In addition to existing rights to refinance the bonds under the indenture, we will have the additional right under the lease, exercisable at any time, to request the Owner Trustee to, and upon such request the Owner Trustee will, refund or refinance the bonds, or any portion thereof, either in the public or private market, provided that such debt can be issued and sold upon terms and conditions substantially the same as those then existing, or on such modified terms and conditions to be set forth in the operative documents.

CERTAIN TERMS OF THE PARTICIPATION AGREEMENT

We have summarized below material provisions of the participation agreement. This summary does not describe all of the exceptions and qualifications contained in the participation agreement. In the summary below, we have included references to section numbers of the participation agreement so that you can easily locate these provisions. Copies of the participation agreement may be obtained from us or from the Indenture Trustee upon request.

Merger; Consolidation; Maintenance of Corporate Existence

Pursuant to the participation agreement, dated as of September 1, 1987, as amended, which we refer to as the participation agreement, we have agreed that we will at all times maintain our existence as a corporation under Kansas law and use our best efforts to maintain our status as an electric public utility and will not consolidate with or merge with or into any other corporation or convey, transfer or lease all or substantially all of our assets to any person unless:

(i) our successor corporation (if other than us) has executed and delivered an agreement pursuant to which it assumes the due and punctual performance of each covenant and condition of the operative documents to be performed or complied with by us;

(ii) our successor is a corporation organized under the laws of a state of the United States or under Federal laws;

(iii) the consolidation, merger or transfer will not violate any provision of, or create a relationship that would be a material violation of any law, regulation or governmental order;

(iv) if we are not the successor corporation, we will be required to deliver (a) an opinion of counsel confirming the validity and enforceability of the agreement referred to in (i) above, and as to compliance with clauses (ii) and (iii) above, and (b) an officer’s certificate stating that such consolidation, merger, conveyance, transfer or lease and the agreement referred to in clause (i) above complies with the participation agreement and all conditions precedent contained in the participation agreement; and

(v) we reasonably believe that upon such consolidation, merger, transfer or lease such person would have outstanding senior long-term debt securities rated investment-grade. (Participation Agreement, Sections 9.2.3 and 9.2.4)

Upon the consummation of any such transaction, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of, us under the operative documents with the same effect as if such successor had been named in the operative documents. No such conveyance, transfer or lease of all or substantially all of our assets will have the effect of releasing us or any successor corporation from its liability under the operative documents without the prior written consent of the Lessor, the Owner Participant and the Indenture Trustee. (Participation Agreement, Section 9.2.4)

Transfer of Owner Participant’s Interest

The Owner Participant may at any time assign, convey or otherwise transfer all or a part of its right, title and interest in and to the Facility Interest (whether or not the same will then have been pledged or mortgaged under the indenture, but subject to the lien of the indenture) and in and to the operative documents, but only if:

(i) the transferee is a permitted transferee of the Owner Participant’s interest under the trust agreement (which provides that the Owner Participant will remain secondarily liable for the transferee’s obligations if such transferee has a net worth of less than $50,000,000 at the time of transfer) and we and Indenture Trustee have received advance notice of the transfer;

(ii) the transferee has entered into an agreement whereby the transferee confirms that it has the requisite power and authority to enter into and to carry out the transactions contemplated by each operative document to which the Owner Participant is or will be a party, and that it will be deemed a party to each of such operative documents and will agree to be bound by all of the terms of, and to undertake all the obligations of the transferor contained in, each operative document with respect to the interest being conveyed;

(iii) the transfer will not violate any provision of, or create a relationship which in any material respect would be in violation of, any law, regulation or governmental order and will not involve, either directly or indirectly, the assets of any pension plan;

(iv) an opinion of counsel has been delivered to us and the Indenture Trustee as to the due authorization, execution, delivery, validity and enforceability of the agreement referred to in clause (ii) above and as to compliance with clause (iii) above;

(v) the transferee will be (a) an affiliate of the Owner Participant, (b) a person with a net worth at the time of such conveyance of not less than $50,000,000 and, unless we and the State Corporation Commission of the State of Kansas will have consented thereto, which is not a utility interconnected with us or our affiliates or (c) such other person or persons as to which we have consented; and

(vi) after giving effect to such transfer, there will not be more than four Owner Participants.

Upon any such transfer by the Owner Participant, the transferee will be deemed an “Owner Participant” for all purposes of the operative documents. (Participation Agreement, Section 15)

THE OPERATING AGREEMENT

The operating agreement between us and KCP&L governs the terms and conditions of the ownership and operation of the Facility. Pursuant to the operating agreement, KCP&L has been appointed the operator of the Facility. By amendment no. 1 to the operating agreement among us, KCP&L and the Lessor, we have assigned to the Lessor all of our interest, as an owner of the Facility, in the operating agreement and the Lessor has reassigned such interest to us for the term of the lease, with the result that we will continue to be treated as an owner of the Facility for purposes of the operating agreement during the term of the lease. See “Description of the Indenture—Rights of KCP&L Under the Operating Agreement”.

THE APPRAISAL

In connection with the offering of the 2005 Bonds, we engaged M&S to provide an independent appraisal of the fair market value of the Facility Interest. M&S is a national, independent appraisal firm with broad lease valuation asset expertise and over 70 years of professional service. The Owner Participant selected M&S based on the recommendation of its financial adviser, which advised that M&S had extensive experience with coal-fired electric generating facilities similar to the Facility Interest and a long history of providing appraisal services for leveraged lease structures. The Owner Participant concurred with this recommendation based on its own review of M&S’s submission relating to its qualifications and its representative client list.

M&S’s appraisal was based on the Fair Market Value In Continued Use method, which the American Society of Appraisers defines as the estimated amount expressed in terms of money, at which property would be expected to be exchanged, in an arm’s-length transaction, between an informed and willing buyer and an informed and willing seller, neither being under compulsion to act, each having reasonable knowledge of all relevant facts, with equity to both, as of a specific point in time including installation and assuming that the business earnings support the value reported with the intent being for the property to continue to be used in its current use. This amount includes all normal direct and indirect costs, such as installation and other assemblage costs to make the property fully operational. In an appraisal dated June 17, 2005, M&S concluded that the fair market value of the Facility Interest is $428,840,000.

THE EXCHANGE OFFER

In a registration rights agreement between KGE and the initial purchasers of the 2005 Bonds, we agreed:

(1) to file a registration statement on or prior to 90 days after the closing of the offering of the 2005 Bonds with respect to an offer to exchange the 2005 Bonds for a new issue of bonds, with terms substantially the same as of the 2005 Bonds but registered under the Securities Act;

(2) to use our best efforts to cause the registration statement to be declared effective by the SEC on or prior to 210 days after the closing of the 2005 Bonds offering; and

(3) to use our reasonable best efforts to consummate the exchange offer and issue the 2005 Exchange Bonds within 30 business days after the registration statement is declared effective.

The registration rights agreement provides that, in the event we fail to comply with the above stated provisions, we will be required to pay to each holder of 2005 Bonds affected thereby additional interest in an amount equal to 0.50% per annum of the principal amount of 2005 Bonds held by such holder until all registration defaults have been cured. We are not required, however, to pay additional interest for more than one registration default at any given time. Once we complete the exchange offer, we will not be required to pay additional interest on the 2005 Bonds.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of 2005 Bonds in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering 2005 Bonds

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange 2005 Bonds which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us 2005 Bonds as provided below, our acceptance of the 2005 Bonds will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of 2005 Bonds surrendered to us in the exchange offer, we will give you $1,000 principal amount of 2005 Exchange Bonds.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the 2005 Bonds. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of 2005 Bonds at their addresses listed in the trustee’s security register with respect to 2005 Bonds.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means , 2005 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $320,000,000 in aggregate principal amount of the 2005 Bonds were outstanding. The exchange offer is not conditioned upon any minimum principal amount of 2005 Bonds being tendered.

•	Our obligation to accept 2005 Bonds for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any 2005 Bonds, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all 2005 Bonds previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any 2005 Bonds not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any 2005 Bonds that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the 2005 Bonds as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of 2005 Bonds do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	2005 Bonds which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resale of the 2005 Exchange Bonds.”

Important rules concerning the exchange offer

You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of 2005 Bonds tendered for exchange will be determined by KGE in its sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular 2005 Bonds not properly tendered or to not accept any particular 2005 Bonds which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular 2005 Bonds either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender 2005 Bonds in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of 2005 Bonds for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular 2005 Bonds either before or after the expiration date shall be final and binding on all parties.

•	Neither KGE, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of 2005 Bonds for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering 2005 Bonds

What to submit and how

If you, as the registered holder of a 2005 Bond, wish to tender your 2005 Bonds for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Deutsche Bank Trust Company Americas at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1) certificates for 2005 Bonds must be received by the exchange agent along with the letter of transmittal, or

(2) a timely confirmation of a book-entry transfer of 2005 Bonds, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or

(3) you must comply with the guaranteed delivery procedures described below.

The method of delivery of 2005 Bonds, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or 2005 Bonds should be sent to KGE.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the 2005 Bonds being surrendered for exchange are tendered:

(1) by a registered holder of the 2005 Bonds who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

(2) for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.; or

•	a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of 2005 Bonds, the 2005 Bonds must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the 2005 Bonds and with the signature guaranteed.

If the letter of transmittal or any 2005 Bonds or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by KGE, proper evidence satisfactory to KGE of its authority to so act must be submitted.

Acceptance of 2005 Bonds for Exchange; Delivery of 2005 Exchange Bonds

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all 2005 Bonds properly tendered and will issue the 2005 Exchange Bonds promptly after acceptance of the 2005 Bonds. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue 2005 Exchange Bonds in exchange for 2005 Bonds that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for 2005 Bonds, or

•	a timely book-entry confirmation of transfer of 2005 Bonds into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

If we do not accept any tendered 2005 Bonds for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing 2005 Bonds in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged 2005 Bonds without expense to the tendering holder or, in the case of 2005 Bonds tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged 2005 Bonds will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the 2005 Bonds at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of 2005 Bonds by causing DTC to transfer 2005 Bonds into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the 2005 Bonds so tendered will only be made after timely confirmation of book-entry transfer of 2005 Bonds into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering 2005 Bonds that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of 2005 Bonds may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date.

If your 2005 Bonds are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your bonds of your intention to tender your 2005 Bonds or not tender your 2005 Bonds. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of bonds until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your bonds. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

If you are a registered holder of 2005 Bonds and you want to tender your 2005 Bonds but your 2005 Bonds are not immediately available, or time will not permit your 2005 Bonds to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1) the tender is made through an eligible institution,

(2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal, or a facsimile copy, and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of 2005 Bonds,

•	the amount of 2005 Bonds tendered,

•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered 2005 Bonds, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent; and

(3) the certificates for all physically tendered 2005 Bonds, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

You can withdraw your tender of 2005 Bonds at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the 2005 Bonds to be withdrawn;

•	the 2005 Bonds to be withdrawn;

•	the principal amount of the 2005 Bonds to be withdrawn;

•	if certificates for 2005 Bonds have been delivered to the exchange agent, the name in which the 2005 Bonds are registered, if different from that of the withdrawing holder;

•	if certificates for 2005 Bonds have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•	if 2005 Bonds have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn 2005 Bonds and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any 2005 Bonds so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn 2005 Bonds and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering 2005 Bonds” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue 2005 Exchange Bonds in exchange for, any 2005 Bonds and may terminate or amend the exchange offer, if at any time before the acceptance of 2005 Bonds for exchange or the exchange of the 2005 Exchange Bonds for 2005 Bonds, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any 2005 Bonds tendered, and no 2005 Exchange Bonds will be issued in exchange for any 2005 Bonds, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By Registered or Certified Mail:

DB Services Tennessee, Inc., Exchange Agent

Trust & Securities Services

Reorganization Unit

P.O. Box 292737

Nashville, TN 37229-2737

Attention: Karl Shepherd

By Hand or Overnight Delivery:

DB Services Tennessee, Inc., Exchange Agent

Trust & Securities Services

Reorganization Unit

648 Grassmere Park Road

Nashville, TN 37211-3658

Attention: Karl Shepherd

Facsimile Transmissions:

615-835-3701

To Confirm by Telephone or for Information:

800-735-7777

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $215,164.

Transfer Taxes

Holders who tender their 2005 Bonds for exchange will not be obligated to pay any transfer taxes, except that holders who instruct us to register 2005 Exchange Bonds in the name of, or request that 2005 Bonds not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Resale of the 2005 Exchange Bonds

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the 2005 Exchange Bonds would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of 2005 Bonds who is an “affiliate” of KGE or who intends to participate in the exchange offer for the purpose of distributing the 2005 Exchange Bonds:

(1) will not be able to rely on the interpretation of the staff of the SEC;

(2) will not be able to tender its 2005 Bonds in the exchange offer; and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the bonds unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the 2005 Bonds will represent that:

(1) it is not our “affiliate”;

(2) any 2005 Exchange Bonds to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the 2005 Exchange Bonds.

In addition, in connection with any resale of 2005 Exchange Bonds, any broker-dealer participating in the exchange offer who acquired bonds for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the 2005 Exchange Bonds, other than a resale of an unsold allotment from the original sale of the 2005 Bonds, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of 2005 Exchange Bonds. However, broker-dealers who acquired bonds directly from the Company may not participate in the exchange offer.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Davis Polk & Wardwell, the exchange of 2005 Bonds for 2005 Exchange Bonds will not result in any United States federal income tax consequences to holders, and the holder’s tax consequences of the ownership and disposition of the 2005 Exchange Bonds will apply in the same manner as if the holder had continued to hold the 2005 Bonds. Accordingly, an exchanging holder will have the same adjusted basis and holding period in the 2005 Exchange Bonds as in the 2005 Bonds immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives 2005 Exchange Bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of 2005 Exchange Bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of 2005 Exchange Bonds received in exchange for 2005 Bonds where 2005 Bonds were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of 2005 Exchange Bonds received by it in exchange for 2005 Bonds.

We will not receive any proceeds from any sale of 2005 Exchange Bonds by broker-dealers.

2005 Exchange Bonds received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions, including:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the 2005 Exchange Bonds; or

•	a combination of such methods of resale;

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker dealer or the purchasers of any 2005 Exchange Bonds.

Any broker-dealer that resells 2005 Exchange Bonds that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those 2005 Exchange Bonds may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of those 2005 Exchange Bonds and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the bonds, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the bonds, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF THE 2005 EXCHANGE BONDS

The validity of the 2005 Exchange Bonds will be passed upon for us by Shipman & Goodwin LLP, Hartford, Connecticut, counsel to the Owner Trustee.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting pronouncement in 2003), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The appraisal of the fair market value of the Facility Interest referenced in this prospectus was prepared by Marshall & Stevens Incorporated, an independent third-party appraiser, as stated in their report which is filed as an exhibit to this prospectus.

KANSAS GAS AND ELECTRIC COMPANY

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Article IX of the Articles provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the Kansas General Corporation Law.

Section 17-6305 of the Kansas General Corporation Law (the “Indemnification Statute”) provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Document
1.1	Registration Rights Agreement among Kansas Gas and Electric Company, a Kansas corporation, U.S. Bank National Association, a national banking association, not in its individual capacity but solely as owner trustee, and Credit Suisse First Boston LLC, as representative of the several initial purchasers, dated June 30, 2005 (incorporated by reference as Exhibit 4.1 to Form 8-K filed June 30, 2005).

3.1	By-laws as amended (incorporated by reference as Exhibit 3(c) to Form 10-K for the year ended December 31, 1992, found on Form SE thereof).

3.2	Articles of Incorporation (incorporated by reference as Exhibit 3(a) to Form 10-K for the year ended December 31, 1992, found on Form SE thereof).

4.1	Trust Indenture, Security Agreement and Mortgage dated as of September 1, 1987 among The Connecticut National Bank, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee, Kansas Gas and Electric Company and Bankers Trust Company, as Indenture Trustee (incorporated by reference as Exhibit 4(a) to Form 8-K filed September 22, 1987).

4.2	First Supplemental Indenture, dated as of September, 1992, among The Connecticut National Bank, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee, Kansas Gas and Electric Company and Bankers Trust Company, as Indenture Trustee (incorporated by reference as Exhibit 4(i) to Form S-3 filed September 4, 1992).

4.3	Second Supplemental Indenture, dated as of June 30, 2005, to the Trust Indenture, Security Agreement and Mortgage dated as of September 1, 1987, as supplemented by the First Supplemental Indenture dated as of September 29, 1992, among U.S. Bank National Association, not in its individual capacity, except as expressly provided therein, but solely as Owner Trustee, Kansas Gas and Electric Company and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference as Exhibit 4.2 to Form 8-K filed July 1, 2005).

Exhibit No.	Document
5.1	Opinion of Shipman & Goodwin LLP (1)

8.1	Tax Opinion of Davis Polk & Wardwell (1)

10.1	Lease Agreement dated as of September 1, 1987 between The Connecticut National Bank, as owner trustee, as Lessor, and Kansas Gas and Electric Company, as Lessee (incorporated by reference as Exhibit 10(a) to Form 10-K, for the year ended December 31, 1988).

10.2	Amendment No. 1 to Lease Agreement, dated as of October 1, 1987, between The Connecticut National Bank, as owner trustee, as Lessor, and Kansas Gas and Electric Company, as Lessee (incorporated by reference as Exhibit 4(k) to Form S-3 filed September 4, 1992, found on Form SE thereof).

10.3	Amendment No. 2 to Lease Agreement, dated as of August 1, 1989, between The Connecticut National Bank, as owner trustee, as Lessor, and Kansas Gas and Electric Company, as Lessee (incorporated by reference as Exhibit 4(l) to Form S-3 filed September 4, 1992, found on Form SE thereof).

10.4	Amendment No. 3 to Lease Agreement, dated as of 1992, between The Connecticut National Bank, as Owner Trustee, as Lessor, and Kansas Gas and Electric Company, as Lessee (incorporated by reference as Exhibit 4(m) to Form S-3 filed September 4, 1992).

10.5	Amendment No. 4 to Lease Agreement, dated June 30, 2005, between U.S. Bank National Association as owner trustee, as Lessor, and Kansas Gas and Electric Company, as lessee (incorporated by reference as Exhibit 10.3 to Form 8-K filed July 1, 2005).

10.6	Deed and Bill of Sale dated as of September 29, 1987 between Kansas Gas and Electric Company, Seller and The Connecticut National Bank, as Owner Trustee, Buyer (incorporated by reference as Exhibit 4(c) to Form 8-K filed September 22, 1987).

10.7	Ground Lease dated as of September 1, 1987 between Kansas Gas and Electric Company, Lessor and The Connecticut National Bank, as Owner Trustee, Lessee (incorporated by reference as Exhibit 4(d) to Form 8-K filed September 22, 1987).

10.8	Amendment No. 1 to Ground Lease, dated June 30, 2005, between Kansas Gas and Electric Company, as Lessor, and U.S. Bank National Association (as successor in interest to The Connecticut National Bank), as owner trustee, as lessee (incorporated by reference as Exhibit 10.2 to Form 8-K filed July 1, 2005).

10.9	Sublease dated as of September 1, 1987 between The Connecticut National Bank, Owner Trustee, Sublessor and Kansas Gas and Electric Company, Sublessee (incorporated by reference as Exhibit 4(e) to Form 8-K filed September 22, 1987).

10.10	Amendment No. 1 to the Sublease, dated June 30, 2005, between U.S. Bank National Association (as successor in interest to The Connecticut National Bank), as owner trustee, as Sublessor, and Kansas Gas and Electric Company, as Sublessee, to the Sublease dated as of September 1, 1987 between the Sublessor and the Sublessee (incorporated by reference as Exhibit 10.1 to Form 8-K filed July 1, 2005).

10.11	La Cygne Station Operating Agreement covering Common Facilities, Unit #1 and Unit #2 by and between Kansas City Power & Light Company and Kansas Gas and Electric Company dated as of May 11, 1973 (incorporated by reference as Exhibit 4(g) to Form 8-K filed September 22, 1987).

10.12	Amendment No. 1 to Operating Agreement dated as of September 1, 1987 among the Kansas City Power & Light Company and Kansas Gas and Electric Company and The Connecticut National Bank, as Owner Trustee (incorporated by reference as Exhibit 4(h) to Form 8-K filed September 22, 1987).

Exhibit No.	Document
10.13	Participation Agreement, dated as of September 1, 1987, among The Connecticut National Bank, Owner Trustee, Bankers Trust Company, Indenture Trustee, U.S. West Financial Services, Inc., Owner Participant and Kansas Gas and Electric Company, Lessee (incorporated by reference as Exhibit 4(i) to Form 8-K filed September 22, 1987).

10.14	Supplemental Participation Agreement dated as of 1992 among The Connecticut National Bank, Owner Trustee, Bankers Trust Company, Indenture Trustee, U.S. West Financial Services, Inc., Owner Participant and Kansas Gas and Electric Company, Lessee (incorporated by reference as Exhibit 4(j) to Form S-3 filed September 4, 1992).

10.15	Second Supplemental Participation Agreement, dated as of June 30, 2005, among U.S. Bank National Association, Owner Trustee, Deutsche Bank Trust Company Americas, Indenture Trustee, Comcast MO Financial Services, Inc., Owner Participant, and Kansas Gas and Electric Company, Lessee (incorporated by reference as Exhibit 10.4 to Form 8-K filed July 1, 2005).

10.16	Trust Agreement dated as of September 1, 1987 between U.S. West Financial Services, Inc., as Owner Participant, and The Connecticut National Bank, as Trustee (incorporated by reference as Exhibit 4(j) to Form 8-K filed September 22, 1987).

12.1	Computations of Ratio of Earnings to Fixed Charges (1)

23.1	Consent of Davis Polk & Wardwell (included in Exhibit 8.1)

23.2	Consent of Deloitte & Touche LLP (1)

23.3	Consent of Marshall & Stevens Incorporated (1)

24.1	Power of Attorney (included on signature page)

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of DBTCA, as indenture trustee (1)

99.1	Form of Letter of Transmittal (1)

99.2	Form of Notice of Guaranteed Delivery (1)

99.3	Form of Letter to Clients (1)

99.4	Form of Letter to Nominees (1)

99.5	Form of Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner (1)

99.6	Form of Exchange Agent Agreement (1)

99.7	Appraisal Report of Marshall & Stevens Incorporated (1)

(1)	Filed herewith.

Item 22. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) or 11 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and KGE being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Kansas Gas and Electric Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wichita, State of Kansas, on September 22, 2005.

KANSAS GAS AND ELECTRIC COMPANY

By:	/S/ LARRY D. IRICK
Name: Larry D. Irick Title: Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark A. Ruelle and Larry D. Irick, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM B. MOORE William B. Moore	Chairman of the Board and President (Principal Executive Officer)	September 22, 2005

/S/ MARK A. RUELLE Mark A. Ruelle	Vice President and Treasurer (Principal Financial and Accounting Officer)	September 22, 2005

/S/ DOUGLAS R. STERBENZ Douglas R. Sterbenz	Director	September 22, 2005

/S/ CAROLINE A. WILLIAMS Caroline A. Williams	Director	September 22, 2005

EXHIBIT INDEX

Exhibit No.	Document
1.1	Registration Rights Agreement among Kansas Gas and Electric Company, a Kansas corporation, U.S. Bank National Association, a national banking association, not in its individual capacity but solely as owner trustee, and Credit Suisse First Boston LLC, as representative of the several initial purchasers, dated June 30, 2005 (incorporated by reference as Exhibit 4.1 to Form 8-K filed June 30, 2005).

3.1	By-laws as amended (incorporated by reference as Exhibit 3(c) to Form 10-K for the year ended December 31, 1992, found on Form SE thereof).

3.2	Articles of Incorporation (incorporated by reference as Exhibit 3(a) to Form 10-K for the year ended December 31, 1992, found on Form SE thereof).

4.1	Trust Indenture, Security Agreement and Mortgage dated as of September 1, 1987 among The Connecticut National Bank, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee, Kansas Gas and Electric Company and Bankers Trust Company, as Indenture Trustee (incorporated by reference as Exhibit 4(a) to Form 8-K filed September 22, 1987).

4.2	First Supplemental Indenture, dated as of September, 1992, among The Connecticut National Bank, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee, Kansas Gas and Electric Company and Bankers Trust Company, as Indenture Trustee (incorporated by reference as Exhibit 4(i) to Form S-3 filed September 4, 1992).

4.3	Second Supplemental Indenture, dated as of June 30, 2005, to the Trust Indenture, Security Agreement and Mortgage dated as of September 1, 1987, as supplemented by the First Supplemental Indenture dated as of September 29, 1992, among U.S. Bank National Association, not in its individual capacity, except as expressly provided therein, but solely as Owner Trustee, Kansas Gas and Electric Company and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference as Exhibit 4.2 to Form 8-K filed July 1, 2005).

5.1	Opinion of Shipman & Goodwin LLP (1)

8.1	Tax Opinion of Davis Polk & Wardwell (1)

10.1	Lease Agreement dated as of September 1, 1987 between The Connecticut National Bank, as owner trustee, as Lessor, and Kansas Gas and Electric Company, as Lessee (incorporated by reference as Exhibit 10(a) to Form 10-K, for the year ended December 31, 1988).

10.2	Amendment No. 1 to Lease Agreement, dated as of October 1, 1987, between The Connecticut National Bank, as owner trustee, as Lessor, and Kansas Gas and Electric Company, as Lessee (incorporated by reference as Exhibit 4(k) to Form S-3 filed September 4, 1992, found on Form SE thereof).

10.3	Amendment No. 2 to Lease Agreement, dated as of August 1, 1989, between The Connecticut National Bank, as owner trustee, as Lessor, and Kansas Gas and Electric Company, as Lessee (incorporated by reference as Exhibit 4(l) to Form S-3 filed September 4, 1992, found on Form SE thereof).

10.4	Amendment No. 3 to Lease Agreement, dated as of 1992, between The Connecticut National Bank, as Owner Trustee, as Lessor, and Kansas Gas and Electric Company, as Lessee (incorporated by reference as Exhibit 4(m) to Form S-3 filed September 4, 1992).

10.5	Amendment No. 4 to Lease Agreement, dated June 30, 2005, between U.S. Bank National Association as owner trustee, as Lessor, and Kansas Gas and Electric Company, as lessee (incorporated by reference as Exhibit 10.3 to Form 8-K filed July 1, 2005).

Exhibit No.	Document
10.6	Deed and Bill of Sale dated as of September 29, 1987 between Kansas Gas and Electric Company, Seller and The Connecticut National Bank, as Owner Trustee, Buyer (incorporated by reference as Exhibit 4(c) to Form 8-K filed September 22, 1987).

10.7	Ground Lease dated as of September 1, 1987 between Kansas Gas and Electric Company, Lessor and The Connecticut National Bank, as Owner Trustee, Lessee (incorporated by reference as Exhibit 4(d) to Form 8-K filed September 22, 1987).

10.8	Amendment No. 1 to Ground Lease, dated June 30, 2005, between Kansas Gas and Electric Company, as Lessor, and U.S. Bank National Association (as successor in interest to The Connecticut National Bank), as owner trustee, as lessee (incorporated by reference as Exhibit 10.2 to Form 8-K filed July 1, 2005).

10.9	Sublease dated as of September 1, 1987 between The Connecticut National Bank, Owner Trustee, Sublessor and Kansas Gas and Electric Company, Sublessee (incorporated by reference as Exhibit 4(e) to Form 8-K filed September 22, 1987).

10.10	Amendment No. 1 to the Sublease, dated June 30, 2005, between U.S. Bank National Association (as successor in interest to The Connecticut National Bank), as owner trustee, as Sublessor, and Kansas Gas and Electric Company, as Sublessee, to the Sublease dated as of September 1, 1987 between the Sublessor and the Sublessee (incorporated by reference as Exhibit 10.1 to Form 8-K filed July 1, 2005).

10.11	La Cygne Station Operating Agreement covering Common Facilities, Unit #1 and Unit #2 by and between Kansas City Power & Light Company and Kansas Gas and Electric Company dated as of May 11, 1973 (incorporated by reference as Exhibit 4(g) to Form 8-K filed September 22, 1987).

10.12	Amendment No. 1 to Operating Agreement dated as of September 1, 1987 among the Kansas City Power & Light Company and Kansas Gas and Electric Company and The Connecticut National Bank, as Owner Trustee (incorporated by reference as Exhibit 4(h) to Form 8-K filed September 22, 1987).

10.13	Participation Agreement, dated as of September 1, 1987, among The Connecticut National Bank, Owner Trustee, Bankers Trust Company, Indenture Trustee, U.S. West Financial Services, Inc., Owner Participant and Kansas Gas and Electric Company, Lessee (incorporated by reference as Exhibit 4(i) to Form 8-K filed September 22, 1987).

10.14	Supplemental Participation Agreement dated as of 1992 among The Connecticut National Bank, Owner Trustee, Bankers Trust Company, Indenture Trustee, U.S. West Financial Services, Inc., Owner Participant and Kansas Gas and Electric Company, Lessee (incorporated by reference as Exhibit 4(j) to Form S-3 filed September 4, 1992).

10.15	Second Supplemental Participation Agreement, dated as of June 30, 2005, among U.S. Bank National Association, Owner Trustee, Deutsche Bank Trust Company Americas, Indenture Trustee, Comcast MO Financial Services, Inc., Owner Participant, and Kansas Gas and Electric Company, Lessee (incorporated by reference as Exhibit 10.4 to Form 8-K filed July 1, 2005).

10.16	Trust Agreement dated as of September 1, 1987 between U.S. West Financial Services, Inc., as Owner Participant, and The Connecticut National Bank, as Trustee (incorporated by reference as Exhibit 4(j) to Form 8-K filed September 22, 1987).

12.1	Computations of Ratio of Earnings to Fixed Charges (1)

23.1	Consent of Davis Polk & Wardwell (included in Exhibit 8.1)

23.2	Consent of Deloitte & Touche LLP (1)

23.3	Consent of Marshall & Stevens Incorporated (1)

24.1	Power of Attorney (included on signature page)

Exhibit No.	Document
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of DBTCA, as indenture trustee (1)

99.1	Form of Letter of Transmittal (1)

99.2	Form of Notice of Guaranteed Delivery (1)

99.3	Form of Letter to Clients (1)

99.4	Form of Letter to Nominees (1)

99.5	Form of Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner (1)

99.6	Form of Exchange Agent Agreement (1)

99.7	Appraisal Report of Marshall & Stevens Incorporated (1)

(1)	Filed herewith.